AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE PARTNERSHIP MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE PARTNERSHIP’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

AMENDMENT NO. 1

PRELIMINARY OFFERING CIRCULAR

SUBJECT TO COMPLETION

DATED DECEMBER 23, 2021

MAKE A DIFFERENCE VENTURES II LIMITED PARTNERSHIP

414 Church Street, Suite 308

Sandpoint, Idaho 83864

https://www.mad.energy/

UP TO $75,000,000 in

CLASS RA LIMITED PARTNERSHIP INTERESTS

(“Interests”)

SEE “SECURITIES BEING OFFERED” AT PAGE 42.

	Series Membership Shares Overview
	Price to Public	Underwriting Discounts and Commissions (1)(2)	Proceeds to Issuer	Proceeds to Other Persons

Per Interest	$25.00	$0.25	$24.75	$0
Total Maximum	$75,000,000.00	$750,000	$74,250,000.00	$0

This offering (the “Offering”) of Make A Difference Ventures II Limited Partnership (the “Partnership”) will terminate at the earlier of (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the Partnership at its sole discretion. The Partnership has engaged [•], a registered Broker-Dealer, member FINRA and SIPC (“Escrow Agent”) as agent to hold any funds that are tendered by investors. The offering is being conducted on a best-efforts basis. There is no minimum number of Interests that needs to be sold in order for funds to be released to the Partnership and for this Offering to close, which may mean that the Partnership does not receive sufficient funds to cover the cost of this Offering. An investor irrevocably subscribes to the offering, which means that an investor cannot request a refund of the funds and such funds will only be refunded in such cases as the Partnership terminating the Offering or the Partnership rejecting the subscription in whole or in part; see, “Plan of Distribution and Selling Securityholders”. The Partnership may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to the Partnership. After the initial closing of this offering, we expect to hold closings on an ongoing basis.

Each holder of Interests shall not be entitled to vote on any matters submitted to a vote of the Partners except as required by law.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 12.

The Partnership is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

In this Offering Circular, the terms “Make a Difference Ventures”, “the Partnership”, . “we”, “us”, or “our” refers to Make a Difference Ventures II Limited Partnership, a Delaware limited partnership.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE PARTNERSHIP, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY.  THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE PARTNERSHIP’S MANAGEMENT.  WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE PARTNERSHIP’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.  THE PARTNERSHIP DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

SUMMARY

Our Business

Make a Difference Ventures II Limited Partnership was formed on February 5, 2021, under the laws of the state of Delaware, and is headquartered in Sandpoint, Idaho. The purpose of the Partnership is to engage in business ventures that generate a responsible return to investors while moving the world toward carbon free energy production and transportation as fast as prudently achievable by: (a) developing, commercializing and marketing our intellectual property and technologies, (b) entering into strategic partnerships with companies that specialize in projects that either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries; and (c) entering into business relationships, through agreements such as licenses or joint ventures, with companies owning technologies that when deployed either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries, together with computer/IT technologies that support same; and (d) the formation and operation of businesses related to or emerging from the above activities. The Partnership also seeks to increase affordable clean energy and transportation options to developing countries, thereby increasing the standard of living enjoyed by the citizens of those countries. The Partnership shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purposes.

The Offering

Partnership	Make a Difference Ventures II Limited Partnership, a Delaware limited partnership (the “Partnership”).
Objective

The purpose of the Partnership is to engage in business ventures that generate a responsible return to investors while moving the world toward carbon free energy production and transportation as fast as prudently achievable by: (a) developing, commercializing and marketing our intellectual property and technologies, (b) entering into strategic partnerships with companies that specialize in projects that either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries; and (c) entering into business relationships, through agreements such as licenses or joint ventures, with companies owning technologies that when deployed either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries, together with computer/IT technologies that support same; and (d) the formation and operation of businesses related to or emerging from the above activities. The Partnership also seeks to increase affordable clean energy and transportation options to developing countries, thereby increasing the standard of living enjoyed by the citizens of those countries. The Partnership shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purposes.

Securities Offered

The Partnership is offering Class RA limited partnership interests (“Interests” or “Securities”) to potential investors (“Limited Partners”) in unit increments (each, an “Interest”) to be designated “Interests” of up to $75,000,000 in the aggregate.

Interest Price	Each Interest shall bear a Capital Contribution Valuation of $25.00.
Minimum Investment Amount

The minimum Capital Contribution of a Limited Partner shall be $2,000 for Interests, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The General Partner may, in its sole and exclusive discretion, reject any subscription that is tendered.

General Partner

Make a Difference Ventures, GP, LLC, a Delaware limited liability company (the “General Partner”). The General Partner, which shall be responsible for making business decisions on behalf of the Partnership, will be controlled by Steve Youngdahl, George Wentz, and Featherwood International Management and Consulting, LLC (each a “Managing Director” and, collectively, the “Managing Directors”). The Management Committee of the General Partner, responsible for all day-to-day activities of the General Partner, shall consist of Walt Teter, Steve Youngdahl, and George Wentz. All management powers over the business and affairs of the Partnership shall be vested in the General Partner, and the General Partner shall have the power and authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership without the need for approval by or any other authorization or consent from the Limited Partners, except as otherwise provided in the Limited Partnership Agreement.

Management Rights

All management powers over the business and affairs of the Partnership shall be vested in the General Partner, and the General Partner shall have the power and authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership without the need for approval by or any other authorization or consent from the Limited Partners, except as otherwise provided in the Limited Partnership Agreement.

Use of Proceeds

The Partnership will use these net proceeds for research and development, manufacturing, working capital and general corporate purposes, and such other purposes described in the “Use of Proceeds to Issuer” section of this Offering Circular.

Term	The Partnership will have a perpetual term.

Costs and Expenses

The Partnership will be responsible for all of its operational costs and expenses, including, without limitation: (i) employees of the Partnership and its operational subsidiary and related entities; (ii) office expenses of the Partnership and its operational subsidiary and related entities; (iii) out-of-pocket expenses of all transactions, whether or not consummated; (iv) expenses associated with the acquisition, operation, and disposition (if any) of the Partnership’s operating businesses, including all travel, lodging and entertainment expenses, marketing and sales expenses, and extraordinary expenses, if any (such as certain valuation expenses, litigation expenses and indemnification payments); (v) legal, accounting, consulting, investment banking, financing and brokerage fees and expenses, if any; (v) expenses associated with financial statements, reports and tax returns prepared for the Partnership and its operating subsidiary and related entities; (vi) expenses of advisors and of any Partnership administrator; (vii) organizational expenses; (viii) expenses associated with any Limited Partner meetings; and (ix) any taxes, fees, or other governmental charges levied against the Partnership or its subsidiary and related entities.

Organizational Expenses

All of the Partnership’s organizational expenses, including all legal fees and filing costs, and costs associated with the marketing, sale and issuance of the Interests, will be paid or reimbursed by the Partnership. Each investor will be solely responsible for all of its own legal and tax counsel expenses and any out-of-pocket expenses incurred in connection with its admission to, or the maintenance of its Interest in, the Partnership.

Allocations

In general, profits and losses will be allocated in a manner to reflect the distribution provisions set forth below. Capital accounts will be maintained for each Partner that will reflect, in accordance with federal income tax regulations, all contributions made by that Partner, all income, gains and losses allocated to that Partner and all distributions made to that Partner.

Distributions

for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of fifty percent (50%) or more to the Partners, all returns in excess of fifty percent (50%) shall be distributed (x) fifty percent (50%) to the General Partner and (y) fifty percent (50%) to the Limited Partners in proportion to their respective Capital Percentages.

“Cash Available for Distribution” shall mean an amount of cash equal to the excess of accrued income from operations and investment of, or the sale or refinancing or other disposition of, Partnership assets during any calendar month over the accrued operating expenses of the Partnership during such month, including any adjustments for bad debt reserves or deductions as the General Partner may deem appropriate, all determined in accordance with generally accepted accounting principles; provided, that such operating expenses shall not include any general overhead expenses of the General Partner not specifically related to, billed to or reimbursable by the Partnership.

Dissolution

The Partnership shall be dissolved, and its affairs shall be wound up upon the first to occur of the following (each a “Dissolution Event”): (a) the General Partner determines to dissolve the Partnership; (b) at any time when there are no Limited Partners; (c) at such time as all of the assets of the Partnership have been converted into cash and cash equivalents; (d) the entry of a decree of judicial dissolution of the Partnership under the Partnership Act; or (e) the dissolution, resignation, expulsion or bankruptcy of the General Partner; provided that the dissolution, resignation, withdrawal or bankruptcy of the General Partner shall not cause a dissolution of the Partnership if the business of the Partnership is continued and the appointment of an additional general partner (effective as of the date of the event that caused the General Partner to cease to be a general partner of the Partnership) is approved in each case by the vote of a majority in interest of the remaining Partners within ninety (90) days of the occurrence of any such event; and provided further that the Partnership will not terminate until it has been wound up, its assets have been distributed as provided in the Limited Partnership Agreement and its Certificate of Limited Partnership has been cancelled by the filing of a Certificate of Cancellation with the Delaware Secretary of State.

We are not subject to the ongoing reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) because we are not registering our securities under the Exchange Act.  Rather, we will be subject to the more limited reporting requirements under Regulation A, including the obligation to electronically file:

•annual reports on Form 1-K (including disclosure relating to our business operations for the preceding two fiscal years, or, if in existence for less than two years, since inception, related party transactions, beneficial ownership of the issuer’s securities, executive officers and directors and certain executive compensation information, management’s discussion and analysis (“MD&A”) of the issuer’s liquidity, capital resources, and results of operations, and two years of audited financial statements),

•semiannual reports on Form 1-SA (including disclosure primarily relating to the issuer’s interim financial statements and MD&A) and

•current reports for certain material events on Form 1-U.

In addition, at any time after completing reporting for the fiscal year in which our offering statement was qualified, if the securities of each class to which this offering statement relates are held of record by fewer than 300 persons and offers or sales are not ongoing, we may immediately suspend our ongoing reporting obligations under Regulation A.

If and when we become subject to the ongoing reporting requirements of the Exchange Act, as an issuer with less than $1.07 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

•will not be required to obtain an auditor attestation on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

•will not be required to obtain a non-binding advisory vote from our unitholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

•will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

•may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under Section 107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1.07 billion in annual revenues, have more than $700 million in market value of our common stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Selected Risks Associated with Our Business

Our business expects to be subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary.

RISK FACTORS

An investment in the Partnership involves a number of risks. Accordingly, an investment in the Partnership is suitable only for investors of substantial means who have no immediate need for liquidity of the amount invested and who can afford a risk of loss of all or a substantial part of such investment. Although the General Partner believes that responsible returns can be achieved by investing in the Partnership, there can be no assurance that such returns will be realized or that an investor will receive a return of any of its capital contributions. In addition, potential investors should be aware that there will be occasions when the General Partner and its affiliates may encounter potential conflicts of interest in connection with the Partnership. Accordingly, the following considerations should be carefully evaluated before making an investment in the Partnership.

No Guarantee of Investment Returns

No guarantee or representation is made that the Partnership’s business operations will be successful, or that its business objectives will be achieved. The Partnership may not generate sufficient cash available for distribution sufficient to distribute any return to its Limited Partners. A purchaser should therefore only invest in the Partnership if the purchaser can withstand a total loss of its investment. Past investment performance is not a guarantee of future results of the Partnership or any investment of the Partnership.

Limited Prior History

The Partnership began its operation on February 5, 2021. The Partnership has limited operating history. In addition, the Partnership has no historical results by which its performance may be measured.

General Risks Associated with Business Ventures

Any return on investment to the Limited Partners will depend upon the success of the business ventures entered into on behalf of the Partnership by the General Partner. There generally will be little or no publicly available information regarding the status and prospects of such business ventures. Many decisions by the General Partner regarding the business ventures of the Partnership will be dependent upon the ability of its members and agents to obtain relevant information from non-public sources. The success of each such business venture will depend upon many factors beyond the Partnership’s control.

We operate in a highly competitive market. If we do not compete effectively, our prospects, operating results, and financial condition could be adversely affected.

The markets for our products and services are highly competitive, with companies offering a variety of competitive products and services. We expect competition in our markets to intensify in the future as new and existing competitors introduce new or enhanced products and services that are potentially more competitive than our products and services. We believe many of our competitors and potential competitors have significant competitive advantages, including longer operating histories, ability to leverage their sales efforts and marketing expenditures across a broader portfolio of products and services, larger and broader customer bases, more established relationships with a larger number of suppliers, contract manufacturers, and channel partners, greater brand recognition, and greater financial, research and development, marketing, distribution, and other resources than we do and the ability to offer financing for projects. Our competitors and potential competitors may also be able to develop products or services that are equal or superior to ours, achieve greater market acceptance of their products and services, and increase sales by utilizing different distribution channels than we do. Some of our competitors may aggressively discount their products and services in order to gain market share, which could result in pricing pressures, reduced profit margins, lost market share, or a failure to grow market share for us. If we are not able to compete effectively against our current or potential competitors, our prospects, operating results, and financial condition could be adversely affected.

We may lose out to larger and better-established competitors.

The alternative power industry is intensely competitive. Most of our competitors have significantly greater financial, technical, marketing and distribution resources as well as greater experience in the industry than we have. Our products may not be competitive with other technologies, both existing at the current time and in the future. If this happens, our sales and revenues will decline, or fail to develop at all. In addition, our current and potential competitors may establish cooperative relationships with larger companies to gain access to greater development or marketing resources. Competition may result in price reductions, reduced gross margins and loss of market share.

Our products may be displaced by newer technology.

The alternative power industry is undergoing rapid and significant technological change. Third parties may succeed in developing or marketing technologies and products that are more effective than those developed or marketed by us, or that would make our technology obsolete or non-competitive. Accordingly, our success will depend, in part, on our ability to respond quickly to technological changes. We may not have the resources to do this.

We must hire qualified engineering, development and professional services personnel.

We cannot be certain that we can attract or retain a sufficient number of highly qualified mechanical engineers, industrial technology and manufacturing process developers and professional services personnel. To deploy our products quickly and efficiently, and effectively maintain and enhance them, we will require an increasing number of technology developers. We expect customers that license our technology will typically engage our professional engineering staff to assist with support, training, consulting and implementation. We believe that growth in sales depends on our ability to provide our customers with these services and to attract and educate third-party consultants to provide similar services. As a result, we plan to hire professional services personnel to meet these needs. New technical and professional services personnel will require training and education and it will take time for them to reach full productivity. To meet our needs for engineers and professional services personnel, we also may use costlier third-party contractors and consultants to supplement our own staff. Competition for qualified personnel is intense, particularly because our technology is specialized and only a limited number of individuals have acquired the needed skills. Additionally, we may rely on third-party implementation providers for these services. Our business may be harmed if we are unable to establish and maintain relationships with third-party implementation providers.

We may be subject to government laws and regulations particular to our operations with which we may be unable to comply.

We may not be able to comply with all current and future government regulations which are applicable to our business. Our business operations are subject to all government regulations normally incident to conducting business (e.g., occupational safety and health acts, workmen’s compensation statutes, unemployment insurance legislation, income tax, and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations, etc.) as well as to governmental laws and regulations applicable to small public companies and their capital formation efforts. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. Our failure to comply with material regulatory requirements would likely have an adverse effect on our ability to conduct our business and could result in our cessation of active business operations.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Our revenue growth rate depends primarily on our ability to execute our business plan.

We may not be able to identify and maintain the necessary relationships within our industry. Our ability to execute our business plan also depends on other factors, including the ability to:

1. Negotiate and maintain contracts and agreements with acceptable terms;

2. Hire and train qualified personnel;

3. Maintain marketing and development costs at affordable rates; and,

4. Maintain an affordable labor force.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our General Partner will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Interests. The failure by our General Partner to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the market price of our Interests to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value. If we do not invest the net proceeds from this offering in ways that enhance Interest value, we may fail to achieve expected financial results, which could cause the price of our Interests to decline.

Early-Stage Technology Companies are High Risk

The Partnership may operate early-stage technology companies. Such companies involve greater risk than that generally associated with more established companies. Less established companies tend to have a lower capitalization and fewer resources and, therefore, often are more vulnerable to financial failure. Typically, there are more limited exit opportunities for such companies. Such companies also may have shorter operating histories on which to judge future performance. The profitability and value of any such ventures will depend on many factors beyond the control of the General Partner. These ventures may have new or unproven technologies or business models that ultimately may not be successful. Early-stage technology companies often face intense competition in attracting and retaining talented executives or technologists. These ventures can experience failures or substantial declines in value at any stage and may face intense commercial competition from other companies, including established companies with significantly greater resources. Accordingly, the Partnership’s operating companies may not be profitable, which may result in limited or no distributions to the Limited Partners.

No Market for Interests; Restrictions on Transferability; No Withdrawal Rights

The Interests have not been registered under the 1933 Act or the securities laws of any state or other jurisdiction, and cannot be resold unless they are subsequently registered under the 1933 Act and other applicable securities laws or an exemption from registration is available. It is not contemplated that registration of the Interests under the 1933 Act or other securities laws will ever be made effective. There is no public market for the Interests at this time and, while the General Partner intends to list the tokenized Interests on one or more exchanges, the General Partner does not control the exchanges, and cannot guarantee that the tokenized Interests will be accepted for listing on any of the available exchanges. . A Limited Partner also generally will not be permitted to assign its Interest without the prior consent of the General Partner until such time as the tokenized Interests can be listed on one or more exchanges, which, as noted above, is uncertain. Consequently, Limited Partners may not be able to liquidate their Interests and must be prepared to bear the risks of owning their Interests for an extended period of time. Furthermore, withdrawals of Limited Partners from the Partnership generally will not be permitted, although the Partnership Agreement may specify certain circumstances under which a Limited Partner may be entitled, or required, to withdraw from the Partnership. A withdrawn Limited Partner may not be entitled to immediate payment for its Interest. Any withdrawal of a Limited Partner may reduce the amount of Partnership capital available for investment or other activities.

Unspecified Projects and Ventures

Although the General Partner has significant experience in developing and commercializing clean energy technologies, the Partnership is a newly formed entity which began its operations in February, 2021. A purchaser of the Interests must rely upon the ability of the General Partner to develop and commercialize the Partnership’s intellectual property and clean energy technologies as well as to identify, structure and implement additional projects and ventures consistent with the Partnership’s business objectives and policies. The Partnership may be unable to execute on its business plan  or identify additional opportunities to meet its business objectives. The success of the Partnership will depend on the ability of the General Partner to develop the Partnership’s technologies and identify suitable business opportunities for the Partnership. While the General Partner intends to apply the business plan generally as described herein, the General Partner may pursue a wide variety of strategies and may modify or depart from the business plan described herein if it identifies other opportunities that it believes are sufficiently attractive on a risk/reward basis.

Economic and Market Risks

The energy and transportation markets have recently experienced significant volatility. There is substantial risk that such volatility may continue and that the value of businesses focused on the energy and transportation industries may decline substantially in the future. The Partnership will be sensitive to general downward swings in the overall economy or in the energy and transportation industries, which may in turn negatively impact the Partnership’s returns to the Partnership’s investors, and/or result in a complete loss of an investor's capital contributions. In addition, factors specific to a particular business venture of the Partnership may have an adverse effect on the Partnership’s overall performance. An economic recession or adverse developments in the energy and transportation industries might have a negative impact on some or all of the Partnership’s operating companies, including the inability of operating companies to access additional capital necessary to sustain growth or conduct operations. This would, in turn, reduce or eliminate returns to the Partnership’s investors, and could result in a complete loss of an investor's capital contributions.

Possible Lack of Diversification

The Partnership has rights to and is developing technologies and projects related to clean energy and transportation.  The General Partner may identify additional opportunities, but currently no such opportunities have been identified. This limited focus makes the Partnership susceptible to particular economic, political, regulatory, technological or industry conditions or occurrences compared with an entity, or an operating of partnerships, that is more diversified or has a broader industry focus.

Passive Investment in Interests

The Partnership Agreement will not permit the Limited Partners to engage in the active management and affairs of the Partnership. The Limited Partners must rely on the ability of the General Partner to identify, structure, and make appropriate business decisions to generate a return for the Partnership.

Leverage

Early-stage ventures may be highly leveraged. The leveraged capital structure of such ventures will increase the exposure of these companies to adverse economic factors such as rising interest rates, high unemployment rates, difficulty accessing capital or credit, or deterioration in the condition of the operating company or its industry.

Highly Competitive Market

The energy and transportation industries are intensely competitive and involve a high degree of uncertainty. The Partnership and the General Partner will be competing with other established companies with substantial resources and experience. The number of appropriate opportunities for the Partnership may be limited, and intense competition may result in the inability of the Partnership to meet its business objectives, or even the inability of the Partnership to achieve a profit in a given venture.

Dilution to Existing Limited Partners as a Result of Adding Limited Partners

Limited Partners will have their economic interest in the Partnership diluted as a result of later additional Limited Partners gaining an interest in the Partnership. Any such dilution may have a negative impact on any returns received by those Limited Partners who invested in the Partnership prior to other Limited Partners.

Reliance on the Managing Directors

The success of the Partnership is substantially dependent on the officers and directors of the General Partner. Should any of these individuals become incapacitated or in some other way cease to participate in the Partnership, its performance could be adversely affected.

Economic Interest of General Partner

The existence of the General Partner’s distribution may create an incentive for the General Partner to make riskier and more speculative investment and business decisions on behalf of the Partnership than it would otherwise make in the absence of such a performance-based arrangement. If distributions are made of property other than cash, the amount of any such distribution will be accounted for at the fair market value of such property as determined by the General Partner in accordance with procedures set forth in the Partnership Agreement. An independent appraisal generally will not be required and is not expected to be obtained. Please carefully review the section of this Offering Circular entitled “Conflicts of Interest” and the terms of the Partnership Agreement for additional information addressing potential conflicts of interests that apply to an investment in the Partnership.

Uncertainty of Financial Projections

The General Partner will generally make business decisions on the basis of financial projections. Projected operating results will normally be based primarily on management judgments. In all cases, projections are only estimates of future results that are based upon assumptions made at the time that the projections are developed. There can be no assurance that the projected results will be obtained, and actual results may vary significantly from the projections.

Ecosystem Development

The Managing Directors anticipate engaging in activities that they believe will promote the growth and development of the markets in which the Partnership will operate, which may include advising non-profit entities, debt providers, larger corporations and other service providers, among other activities. While the General Partner believes that such activities will ultimately be beneficial to the Partnership’s business plan, there can be no assurance that such activities will increase returns, if any, to the Limited Partners. Additionally, it is anticipated that such activities will reduce the amount of time some or all of the Managing Directors will specifically devote to the activities of the Partnership.

Side Agreements

In accordance with common industry practice, the General Partner may, on behalf of the Partnership, enter into one or more “side letters” or similar agreements with certain Limited Partners pursuant to which the General Partner grants to such Limited Partner(s), on behalf of the Partnership, specific rights, benefits or privileges that may not be made available to other Limited Partners. As a result, you may not be in the same position as other Limited Partners to protect your investment in the Partnership and may face a disproportionate risk of loss in comparison to investors granted such rights, benefits, or privileges.

Reserves

As is customary in the industry, the General Partner expects to establish reserves, at the General Partner’s discretion, for additional capitalization of technologies, subsidiaries or related operating companies, operating expenses, Partnership liabilities and other matters. Such reserves will reduce amounts that would otherwise be distributed to the Limited Partners. Furthermore, accurately estimating the appropriate amount of such reserves is difficult. If the General Partner is unable to properly keep the appropriate amount of reserves, the Partnership’s return to the Limited Partners would be adversely affected. For example, if reserves are insufficient, the Partnership may be unable to additionally capitalize a technology or venture, possibly causing adverse consequences to the venture’s performance, and negatively impacting its ability to make a return to the Partnership. By contrast, if reserves are excessive, the returns to the Limited Partners will have been delayed while the Partnership holds unnecessary amounts of capital in potentially low-yield accounts.

Economic Interest of the General Partner

Because the percentage of profits allocated to the General Partner will exceed the capital contribution percentage of the General Partner, the General Partner may have an incentive to make investments that are riskier or more speculative than if the General Partner received allocations on a basis identical to that of the Limited Partners.

Difficulty Valuing Partnership Assets

Although the Partnership will endeavor to value its assets appropriately, the valuation of ongoing business operations are difficult to conduct with complete certainty.

Legislative and Regulatory Risk

A number of recent and ongoing legislative and regulatory initiatives may affect the Partnership’s business objectives. New or proposed laws and regulations may result in significant and costly burdens being placed on the Partnership or its operating companies, and may impede their ability to achieve their stated goals and fulfill their business plans and objectives.

Certain Litigation Risks

The Partnership will be subject to a variety of litigation risks, particularly due to the substantial likelihood that one or more operating companies will face financial or other difficulties during the term of the Partnership. Legal disputes, involving any or all of the Partnership, the General Partner or their affiliates, may arise from the foregoing activities (or any other activities relating to the operation of the Partnership or the General Partner) and could have a significant adverse effect on the Partnership, including, for example, occupying the time of certain or all of the Managing Directors and/or causing the General Partner and/or the Partnership to owe damages or otherwise incur liability.

Indemnification

The General Partner and its respective members, managers, officers, directors, employees, advisors, agents, affiliates and personnel, will be entitled to indemnification from the Partnership, except in certain circumstances. The assets of the Partnership will be available to satisfy these indemnification obligations.

General Economic and Other Conditions

The business of the Partnership and its operating companies may be adversely affected from time to time by such matters as changes in general economic, industrial, regulatory, political and international conditions; changes in taxes, prices, and cost; and other factors of a general nature that are beyond the control of the Partnership.

Diverse Partner Group

The Limited Partners may have conflicting investment, tax and other interests with respect to their investments in the Partnership. The conflicting interests of individual Limited Partners may relate to or arise from, among other things, the nature of business decisions made by the Partnership, and the structuring or the acquisition of technologies and projects. In selecting and structuring ventures appropriate for the Partnership, and otherwise while acting in its capacity as general partner of the Partnership, the General Partner will consider the business and tax objectives of the Partnership as a whole, and not the business, tax or other objectives of any Limited Partner individually.

Pandemic Related Risks

COVID-19 continues to affect all facets of the world economy. The Partnership’s projects are subject to pandemic related supply and demand disruptions. This includes the effects of the virus on our customers and vendors as well as the measures taken to mitigate the spread of the virus. The COVID-19 pandemic has also caused, and is likely to continue to cause, severe economic, market and other disruptions worldwide. We cannot assure that conditions in the bank lending, capital and other financial markets will not continue to deteriorate as a result of the pandemic, or that our access to capital and other sources of funding will not become constrained, which could adversely affect the availability and terms of future borrowings, renewals or refinancing’s. In addition, the deterioration of global economic conditions could suppress energy prices making green energy projects less competitive with traditional hydrocarbon offerings.

Special Note Regarding Forward-Looking Statements

This Offering Circular may contain forward-looking statements relating to future events or the future performance of the Partnership or its operating companies. In some cases, you can identify forward-looking statements by terminology such as may, will, should, expect, plan, intend, anticipate, believe, estimate, predict, potential or continue, the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, prospective investors should specifically consider various factors, including the risks outlined in this Risk Factors section of the Memorandum. These risk factors may cause actual events or results to differ materially from any forward-looking statement. Although the General Partner believes that the expectations reflected in the forward-looking statements are reasonable, future results, levels of activity, performance or achievements cannot be guaranteed. Moreover, neither the Partnership, the General Partner, the Managing Directors nor any of their affiliates assume responsibility for the accuracy and completeness of the forward-looking statements. The Partnership, the General Partner, the Managing Directors and their affiliates are under no duty to update any of the forward-looking statements after the date of this Memorandum to conform such statements to actual results or to changes in expectations.

DILUTION

Dilution means a reduction in value, control or earnings of the Interests the Investor owns.  There will be no dilution to any Investors associated with any Offering other than the dilution resulting from other Investors.  Current Limited Partners will have their economic interest in the Partnership diluted as a result of additional Limited Partners gaining an interest in the Partnership. Any such dilution may have a negative impact on any returns received by those Limited Partners who invested in the Partnership prior to other Limited Partners. The General Partner or its affiliates may acquire Shares in any Offering. In all circumstance, the General Partner or its affiliated purchaser will pay the price per share offered to all other potential Investors hereunder.

PLAN OF DISTRIBUTION

Plan of Distribution

The Partnership is offering a maximum of 3,000,000 RA Units or Interests on a “best efforts” basis.

The cash price per Common Interest is $25.00 and the minimum investment is $2,000, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion.

The Partnership intends to market the Securities in this offering both through online and offline means. Online marketing may take the form of contacting potential investors through electronic media and posting its Offering Circular or “testing the waters” materials on an online investment platform.

The Partnership’s Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on its website, www.mad.energy/investas well as at www.sec.gov.

The offering will terminate at the earliest of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the United States Securities and Exchange Commission, or (3) the date at which the offering is earlier terminated by the Partnership at its sole discretion.

The Partnership may undertake one or more closings on an ongoing basis. After each Closing, funds tendered by investors will be available to the Partnership.

The Partnership is offering its securities in all states.

The Partnership has engaged Rialto Markets, LLC, a broker-dealer registered with the SEC and a member of FINRA (CRD#: 283477/SEC #: 8-69756) (“Rialto”), to perform the following administrative and technology related functions in connection with this offering, but not for underwriting or placement agent services:

•Review investor information, including KYC (“Know Your Customer”) data, AML (“Anti Money Laundering”) and other compliance background checks, and provide a recommendation to the Partnership whether or not to accept investor as a customer.

•Review each investors subscription agreement to confirm such investors participation in the offering, and provide a determination to the Partnership whether or not to accept the use of the subscription agreement for the investor’s participation.

•Contact and/or notify the Partnership, if needed, to gather additional information or clarification on an investor.

•Not provide any investment advice nor any investment recommendations to any investor.

•Keep investor details and data confidential and not disclose to any third-party except as required by regulators or pursuant to the terms of the agreement (e.g. as needed for AML and background checks).

•Coordinate with third party providers to ensure adequate review and compliance.

As compensation for the services listed above, the Partnership has agreed to pay Rialto a commission equal to one percent (1%) of the amount raised in the offering to support the offering once the SEC has qualified the Offering Statement and the offering commences. The Partnership estimates that fees due to pay Rialto, pursuant to the 1% commission would be $750,000 for a fully-subscribed offering. These assumptions were used in estimating the fees due in the “Use of Proceeds.”

No Minimum Offering Amount

The Interests are being offered on a best-efforts basis and will be issued in one or more closings. No minimum number of Securities must be sold before a closing can occur. Potential investors should be aware that there can be no assurance that any other funds will be invested in this offering other than their own funds.

No Selling Partners

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Partnership.

Process of Subscribing

After the Offering Statement has been qualified by the Commission, the Partnership will accept funds to purchase Interests. The Partnership may close on investments on a “rolling” basis (so not all investors will receive their Securities on the same date). Investors may subscribe by tendering funds by check, wire transfer, credit or debit card or ACH transfer to the escrow account to be setup by the Partnership’s escrow agent, [NAME OF ESCROW AGENT] (the “Escrow Agent”). The funds tendered by potential investors will be held by the Escrow Agent in a segregated account exclusively for the Partnership’s benefit. Funds will be transferred to the Partnership at each Closing. The escrow agreement will be found as Exhibit 8.1 in the Offering Statement of which this Offering Circular is a part.

Investors will be required to complete a subscription agreement in order to invest, pursuant to which an investor will irrevocably subscribe to purchase the Securities. The investor will not be entitled to any refunded funds unless the Partnership terminates the offering or the Partnership rejects the subscription in whole or in part.

The subscription agreement also includes a representation by the investor to the effect that, if the investor is not an “accredited investor” as defined under securities law, the investor is investing an amount that does not exceed the greater of 10% of their annual income or 10% of their net worth (excluding the investor’s principal residence).

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. Rialto will review all subscription agreements completed by the investor. After Rialto has completed its review of a subscription agreement for an investment in the Partnership, the funds may be released by the escrow agent.

If the subscription agreement is not complete or there is other missing or incomplete information, the funds will not be released until the investor provides all required information. In the case of a debit card payment, provided the payment is approved, Rialto will have up to three days to ensure all the documentation is complete. Rialto will generally review all subscription agreements on the same day, but not later than the day after the submission of the subscription agreement.

All funds tendered (by check, wire, debit card, or electronic funds transfer via ACH to the specified account or deliver evidence of cancellation of debt) by investors will be deposited into an escrow account at the Escrow Agent for the benefit of the Partnership. All funds received by wire transfer will be made available immediately while funds transferred by ACH will be restricted for a minimum of three days to clear the banking system prior to deposit into an account at the Escrow Agent.

The General Partner maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to, in the event that an investor fails to provide all necessary information, even after further requests from the Partnership, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Partnership receives oversubscriptions in excess of the maximum offering amount.

In the interest of allowing interested investors as much time as possible to complete the paperwork associated with a subscription, the General Partner has not set a maximum period of time to decide whether to accept or reject a subscription. If a subscription is rejected, funds will not be accepted by wire transfer or ACH, and payments made by debit card, check or any other form of payment will be returned to subscribers within 30 days of such rejection without deduction or interest. Upon acceptance of a subscription, the Partnership will send a confirmation of such acceptance to the subscriber.

Rialto has not investigated the desirability or advisability of investment in the Interests nor approved, endorsed or passed upon the merits of purchasing the Securities. Rialto is not participating as an underwriter and under no circumstance will it solicit any investment in the Partnership, recommend the Partnership’s securities or provide investment advice to any prospective investor, or make any securities recommendations to investors. Rialto is not distributing any offering circulars or making any oral representations concerning this Offering Circular or this Offering. Based upon Rialto’s anticipated limited role in this Offering, it has not and will not conduct extensive due diligence of this Offering and no investor should rely on the involvement of Rialto in this Offering as any basis for a belief that it has done extensive due diligence. Rialto does not expressly or impliedly affirm the completeness or accuracy of the Offering Statement and/or Offering Circular presented to investors by the Partnership. All inquiries regarding this Offering should be made directly to the Partnership.

Upon confirmation that an investor’s funds have cleared, the Partnership will instruct the Transfer Agent to issue the Securities to the investor. The Transfer Agent will notify an investor when the Securities are ready to be issued and the Transfer Agent has set up an account for the investor.

Escrow Agent

The Escrow Agent has not investigated the desirability or advisability of investment in the Securities nor approved, endorsed or passed upon the merits of purchasing the Securities.

The Escrow Agent charges the following fees, which will be paid by the Partnership.

Transfer Agent

The Partnership has also engaged DealMaker Transfer Service, LLC (“Transfer Agent”), a registered transfer agent with the SEC, who will serve as transfer agent to maintain unitholder information on a book-entry basis; there are no set up costs for this service, fees for this service will be limited to secondary market activity.

Forum Selection Provisions

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Partnership based on the agreement to be brought in the State of Idaho, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. The certificate of partnership contains a forum selection provision that provides that with a few exceptions, the State of Idaho will be the sole and exclusive forum for any unitholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on the Partnership’s behalf, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee, (iii) any action asserting a claim against the Partnership, its directors, officers or employees arising pursuant to any provision of the Delaware Revised Uniform Limited Partnership Act or the Corporation’s certificate of partnership or (iv) any action asserting a claim against the Partnership, its directors, officers or employees governed by the internal affairs doctrine.

Although we believe these provisions benefit us by providing either providing a forum convenient to us or increasing the consistency in the application of Delaware law in the types of lawsuits to which it applies and in both cases limiting our litigation costs, to the extent they are enforceable, the forum selection provisions may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Partnership has adopted these provisions to limit the time and expense incurred by its management to challenge any such claims. As a Partnership with a small management team, these provisions allow its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Partnership. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. In addition, the exclusive jurisdiction shall not apply to claims arising under the Securities Act and the Exchange Act, and the Purchaser will not be deemed to have waived compliance with US federal securities laws and the rules and regulations promulgated thereunder. We believe that the exclusive forum provisions apply to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context.  The exclusive forum provision in the certificate of incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.  For both provisions, investors will not be deemed to have waived the Partnership’s compliance with the federal securities laws and the rules and regulations thereunder.

USE OF PROCEEDS TO ISSUER

The maximum gross proceeds from the sale of our Securities in this Offering is $75,000,000. The net proceeds from the total maximum offering are expected to be approximately $73,591,625, after the payment of offering costs (including legal, accounting, escrow, transfer agent fees, marketing, selling and other costs incurred in the Offering). Our estimated offering costs of $1,408,375, including a deduction of 1% of the total gross proceeds for commissions payable to Rialto . on all the Securities being offered. The estimate of the budget for offering costs is an estimate only and the actual offering costs may differ. The following table represents management’s best estimate of the uses of the net proceeds, assuming the sale of, respectively, 25%, 50%, 75% and 100% of the Securities offered for sale in this Offering.

	Percentage of Offering Sold
	25%	50%	75%	100%
Selling, General & Administrative	$360,000	$360,000	$360,000	$360,000
Production and Equipment	$15,000	$15,000	$15,000	$15,000
Research, Development of Technologies, Investments, Acquisitions and Strategic Partnerships*	$17,529,125	$36,091,625	$54,654,125	$73,216,625
TOTAL	$17,904,125	$36,466,625	$55,029,125	$73,591,625

This expected use of the net proceeds from this Offering represents our intentions based upon our current financial condition, results of operations, business plans and conditions. As of the date of this Offering Circular, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this Offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering and reserves the right to change the estimated allocation of net proceeds set forth above.

Although our business does not presently generate any cash, we believe that if we raise 25% of the maximum amount in this Offering, that we will have sufficient capital to finance our operations through the first phase of project development for at least the next 12 months and if we raise the maximum amount, we will have sufficient to finance our first project entirely. However, if we do not sell the minimum number of Securities offered in this Offering, or if our operating and development costs are higher than expected, we will need to obtain additional financing prior to that time. To the extent that the offering is undersubscribed, the Company shall seek to supplement this offering with debt financing to satisfy the cash requirements of the Company.

Pending our use of the net proceeds from this Offering, we will invest a portion of the proceeds into the further development of our current technologies and assets and a portion the net proceeds in a number of strategic partnerships and possibly the acquisition of complementary businesses assets and technologies, although we have no present commitments or agreements for any specific acquisitions or investments.  A portion of the proceeds will be used to build out the power generating facilities for the first of 16 data centers.  The Company currently has a proposal to provide power generation for such facilities.  A portion of the proceeds classified as “Selling, General & Administrative” will be used to pay salaries and otherwise compensate the officers of the General Partner.

THE PARTNERSHIP’S BUSINESS

Our Business

Make a Difference Ventures II Limited Partnership is a Delaware limited partnership. The purpose of the Partnership is to engage in business ventures that generate a responsible return to investors while moving the world toward carbon free energy production and transportation as fast as prudently achievable by: (a) entering into strategic partnerships with companies that specialize in projects that either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries; and (b) entering into business relationships, through agreements such as licenses or joint ventures, with companies owning technologies that when deployed either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries, together with computer/IT technologies that support same; and (c) the formation and operation of businesses related to or emerging from the above activities.

An ancillary goal of the Partnership will be to increase affordable clean energy and transportation options to developing countries, thereby increasing the standard of living enjoyed by the citizens of those countries.

The Partnership shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purposes.

The Market Opportunity

•The United Nations as well as national governments and thought leaders globally warn that greenhouse gas (“GHG”) emissions must be dramatically reduced on an annual basis over the coming decades to avoid catastrophic unintended consequences.  The recent failure of the UN Madrid climate summit illustrates the severity of the challenge.2

•The dramatic reduction in GHG’s called for by the UN General Secretary can only take place through the rapid adoption of emerging technologies and the optimization of currently available solutions.

•Existing and emerging technologies require capital, industry expertise and the will to implement solutions under a time period sufficient to avert the predicted “point of no return”3 crisis created by GHG emissions.

•Most businesses in the energy field, which is capital intensive, are heavily invested in the status quo, and will therefore not aggressively promote disruptive technology. For example, top oil and

2 https://www.reuters.com/article/us-climate-change-accord/anger-erupts-at-u-n-climate-summit-as-major-economies-resist-bold-action-idUSKBN1YI08R

3 https://slate.com/news-and-politics/2019/12/united-nations-antonio-guterres-point-no-return-climate-change.html gas companies jointly spent around 1.3 percent of their 2018 budgets on clean energy.4 But disruptive technology is what is needed to effect change under the time frame required.5

•The Partnership was created to accelerate deployment and market adoption of existing and emerging technologies, as well as projects, that will most efficiently address the GHG emissions crisis described by leading authorities.  It will take a movement of the people to solve the GHG emissions problem. The Partnership is focused on creating that movement.

•According to the EPA, 39% of the world’s GHG are produced from generating power, heat and transportation, with electricity demand predicted to increase dramatically.  The Partnership will bring to fruition projects and technologies that decrease GHG in these areas while offering responsible returns to our Partners.

•According to the EPA, carbon dioxide (CO2) accounts for 77% of global GHG.  Accordingly, the Partnership will focus primarily on projects and technologies that most effectively decrease CO2 emissions in the immediate, near and long-term while offering responsible returns to our Partners.

Narrative

According to the United Nations Environment Programme’s Emissions Gap Report issued in November of 2019, the world faces a dire problem requiring immediate action: Even if all the countries participating in the Paris Agreement implement promised reforms, “we are still on a course for a 3.2° C temperature rise.”6 The Emissions Gap Report tells us that to get in line with the Paris Agreement, “emissions must drop 7.6 per cent per year from 2020 to 2030 for the 1.5° C goal, and 2.7 per cent per year for the 2° C goal. The size of these annual cuts may seem shocking, particularly for 1.5° C. They may also seem impossible, at least for next year.  But we have to try.”7 In short, we must act now, and we must act aggressively, to reduce GHG emissions.

The market opportunity upon which the Partnership is focused has been created by the requirement for rapid deployment of projects and technologies that lower GHG emissions.   Respected sources including Nobel Laureates and political leaders agree that action must be taken immediately.  We can no longer afford to wait for government agencies or blue-ribbon panels to act.  We must act now to implement existing and emerging technologies to achieve the highest GHG emission drop, with a target of 7.6% per year in reduced GHG emissions.

There is a responsibly profitable market for technologies that effectively reduce GHG emissions, and a global culture that embraces emerging technologies.  Wisely directed business decisions driven by relentless innovation is the key to many of humanity’s most remarkable achievements—from the domestication of plants to the invention of the smartphone—and creates the greatest potential to significantly reduce GHG emissions while offering the potential to yield responsibly sustainable returns to

4 https://www.reuters.com/article/us-oil-renewables-idUSKCN1NH004

5 https://thehill.com/policy/energy-environment/426353-ocasio-cortez-the-world-will-end-in-12-years-if-we-dont-address

6 Interested Nations Environment Programme Emissions Gap Report 2019, at xiii.

7 Id.

investors and a bright future for the planet.  According to the EPA, power generation, heating and transportation together account for 39% of global GHG emissions.  The largest part of total greenhouse gasses is CO2, much of it produced by power generation and transportation. 8

At the same time, the Energy Information Agency predicts that the global demand for electricity will increase by 79% between 2018 and 2050.9  Obviously, disruptive change to dramatically reduce CO2 created from power generation and transportation is urgently required.

Unfortunately, truly disruptive technologies are a threat to the international corporations that control the energy and transportation industries and their Wall Street backers.  Businesses benefiting from the status quo have no incentive to back disruptive technology that will change the status quo, even though they possess the expertise and capital to do so.  Would an international corporation with billions of dollars invested in oil and gas exploration and discovery aggressively pursue disruptive technology that collapses the market for fossil fuels?  Of course not.  At best, we may see half-hearted public relations driven demonstration projects that do not result in disruptive change.10  However, to aggressively address the GHG emission crisis, disruptive change to the status quo is required.   The Partnership’s goal is to disrupt the status quo, bypass Wall Street, and make a difference now.  We have to bypass international corporations and their Wall Street investors, and go directly to the people to make real change happen.

The Partnership is designed to rely upon its Managing Directors’ unique and extensive energy, technology, business, marketing and legal expertise to bring to fruition existing and emerging technologies and projects that will have the most significant, immediately positive and sustainable impacts on global GHG emissions.

8 https://www.epa.gov/ghgemissions/global-greenhouse-gas-emissions-data

9 https://www.eia.gov/todayinenergy/detail.php?id=41433

10 https://www.businessinsider.com.au/big-oil-claims-its-doing-its-part-on-climate-change-its-not-even-close-2018-11

Some technologies and projects that have already been identified by our Managing Directors can begin immediately, and will work towards removing some of the most offensive emissions sources in existence, such as the burning of bunker fuel and heavy fuel oil in power plants throughout the Caribbean, Central America and Africa. The Partnership will immediately begin working on deploying these existing and proven technologies and projects. Summaries illustrative of our plans and based on available opportunities, projects and technologies are set forth in this Offering Circular.  Other technologies are far reaching in their impact, but will require a longer time-horizon to go to market. The Partnership will enter into strategic partnerships with the owners of these technologies in order to reduce their time to market as much as possible.  Further technologies provide necessary technological infrastructure support to the entire emerging green power grid, and we will support and deploy these required technologies as prudent.

According to climate scientists, thought leaders, and the global political leadership, the next decade will determine the future of humanity.  Massive change to the status quo will take place.  With massive change comes equally massive opportunity to improve our stewardship of the planet and be rewarded for the effort.  For example, technology exists that has the potential to provide unlimited range to electric vehicles, including cars, trucks, and trains.  This opportunity would massively reduce GHG emissions through significantly reducing the use of internal combustion engines for transportation.  Similarly, new generator technology exists that can substantially increase the electricity generated by existing power plants, massively reducing the GHG emitted per megawatt hour of electricity produced.  The same technology can be applied to revolutionize electric motors, increasing their efficiency and reducing the overall power demand, further reducing GHG emissions. The motor/generator technology segment alone represents a trillion-dollar market and has not changed materially since the days of Thomas Edison and Nikola Tesla.  Similarly, groundbreaking computer technology for industrial controls, increasing efficiency of power production and transmission, and thereby reducing GHG emissions, is available to be brought to market, representing yet another significant market opportunity.  This same computer technology also allows a more effective balancing of the existing mechanical grid, thereby allowing the increased introduction of renewable but variable power sources such as wind and solar.

We will provide the operational expertise and capital to rapidly bring identified technology to market and foster further innovation with the goal of rewarding our investors for their vision.  This is the market opportunity writ large. The Partnership’s business decisions will be guided by its Managing Directors’ determination as to which technologies and projects will most effectively move us toward the Interested Nation’s stated goal of 7.6% annual reduction in GHG, while at the same time protecting the needs and futures of the fragile and historically disadvantaged members of the global society.

We anticipate that the GHG reducing energy and transportation sector, upon which we are focused, will continue to grow given the dramatic financial and social cost warned about by global thought leaders, governments and NGOs if we fail to take aggressive action now. We anticipate that the barriers to entry and resistance to adoption of new technologies will almost entirely dissipate over the next decade, as people understand what is at stake if GHG emissions are not significantly reduced. We intend to approach the implementation of GHG reducing energy and transportation projects and technologies in a step by step process, discussed below.

Global overall energy consumption is predicted by the Energy Information Administration to increase by 50% between 2018 and 2050, while demand for electricity is predicted to increase by 79% during that time.11  According to the EPA, “The burning of coal, natural gas, and oil for electricity and heat is the largest single source of global greenhouse gas emissions.”12 Ironically, this is the same time period that the United Nations is calling for an annual 7.2% decrease in GHG emissions.  Obviously, this creates a problem.  How can we meet an ever-increasing demand while also decreasing GHG emissions?

Our answer in the near term is to deploy technologies and projects to: a) focus on the production of green hydrogen, the carbon free power source of the future; b) produce power using cleaner burning fuels (that produce less CO2) while supporting the increased introduction of solar and wind power into the grid; c) increase the power generated from that cleaner fuel (get more MWh from CO2 produced); d) use each MWh more effectively (increased societal benefit from CO2 produced); e) eliminate GHG produced by flaring natural gas and put it to use replacing dirty fuels (a double CO2 reduction); f) switch large internal combustion engines using diesel, like locomotives and industrial equipment, over to clean burning natural gas, and; g) develop next generation computer technology infrastructure required for these technologies and projects.  Our answer in the long term is to invest in geothermal technologies and projects that allow the production of carbon free base power, combined with transmission technologies that allow the efficient transmission of that power globally wirelessly.

Our management has already identified several projects that can be implemented to significantly impact GHG emissions. Our management has also done preliminary diligence on several technologies that, when brought to market, will have a further impact on reducing GHG emissions.  Finally, our management has identified technologies that, when brought to market, can be used to achieve virtually carbon free power generation and transportation.  Wisely and profitably guiding these projects and technologies to market, so that the dream of carbon free energy production and transportation is achieved as soon as practicable is what the Partnership is all about.  Lowering the investment threshold so that Wall Street and corporate special interests can be bypassed, and a new green movement of the people can be created, is what makes us different, and what will allow the potential of a carbon free future.

Current Projects/Technologies

The Company’s first and priority project is to develop and build out several power generation facilities to provide power for several global data centers.  The Company has a framework agreement to provide power to up to 16 data centers planned globally. Eight of the data centers are in the US and the other eight are outside of the US. The Company will be the green power provider. In connection with these bids, the Company competed against three other green power companies and was successful in getting the contracts.

The needs for each data center are unique and different. A combination of ground placement solar in combination with nontoxic environmentally safe batteries, natural gas, next gen electric generators and possibly wireless power transmission will be utilized.

In connection with these projects, the Company will employ its proprietary power generator technology.  The other technologies will be either purchased from vendors (solar), licensed or possibly developed.

11 https://www.eia.gov/todayinenergy/detail.php?id=41433

12 https://www.epa.gov/ghgemissions/global-greenhouse-gas-emissions-data

Competition

The fields of ESG investing and clean energy production are the subject of substantial interest from a variety of stakeholders.  The Company expects that competitors will enter the field over the coming years competing for projects and capital resources.

Legal Proceedings

There are no current legal proceedings against the Partnership.

Employees/Consultants

We have 6 full-time employees and 1 part-time employees. We do not currently have any pension, annuity, profit sharing, or similar employee benefit plans, although we may choose to adopt such plans in the future.

We plan to engage contractors from time to time on an as-needed basis to consult with us on specific corporate affairs, or to perform specific tasks in connection with our business development activities.

THE PARTNERSHIP’S PROPERTY

The General Partner leases its office space in Sandpoint, Idaho.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes included in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

General

We were formed as a Delaware limited partnership on February 5, 2021. The purpose of the Partnership is to engage in business ventures that generate a responsible return to investors while moving the world toward carbon free energy production and transportation as fast as prudently achievable by: (a) entering into strategic partnerships with companies that specialize in projects that either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries; and (b) entering into business relationships, through agreements such as licenses or joint ventures, with companies owning technologies that when deployed either directly reduce or eliminate greenhouse gas emissions or support the reduction or elimination of greenhouse gas emissions in the power generation and transportation industries, together with computer/IT technologies that support same; and (c) the formation and operation of businesses related to or emerging from the above activities. An ancillary goal of the Partnership will be to increase affordable clean energy and transportation options to developing countries, as well as historically disadvantaged populations and communities, thereby increasing the standard of living enjoyed by the citizens of those countries and communities. The Partnership shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purposes.

Results of Operations

The following represents our performance highlights:

Revenues

The Partnership has had no revenues to date.

General and Administrative Expenses

Our operating expenses consist of $6,251 of advertising & marketing expenses, professional fees of $12,639, software & technology of $9,999, travel expense of $11,499 and other general & administrative expense of $18,774.

Liquidity and Capital Resources

As of the date of this offering circular, we have primarily been funded from a convertible note issued on April 13, 2021 in the amount of $549,900.   See NOTE 4 and NOTE 5 in the accompanying Notes to the Financial Statements for additional discussion, terms and current status.

Trend Information

The Company is continuing to develop technology under a license agreement entered into on September 14, 2021.  As a part of the development, the Company entered into two additional convertible notes for a total amount of $2,800,000.  Further the Company along with a contractor formed a new entity called John Galt Power, LLC for purposes of housing a project to build a generator.  See NOTE 1 Subsequent Events for additional discussion and terms regarding all of these activities.

A novel strain of coronavirus, or COVID-19, has spread throughout Asia, Europe, and the United States, and has been declared to be a pandemic by the World Health Organization.  Our business plans have not been significantly impacted by the COVID-19 outbreak.  However, we cannot at this time predict the specific extent, duration, or full impact that the COVID-19 outbreak will have on our financial condition, operations, and business plans for 2021.  Our operations have adapted social distancing and cleanliness standards and we may experience delays in anticipated timelines and milestones.

The current business environment focuses heavily on corporate responsibility, generally characterized as Environmental Social and Governance (ESG).  The energy production, transmission and utilization activities are focused on minimizing environmental impacts including but not limited to the reduction in Green House Gas (GHG) emissions, infrastructure siting and opportunities for energy transition technologies away from fossil fuels.

The Company is focused on deploying ESG compliant solutions in the near term while focusing on improving system and component efficiency inclusive of ESG and GHG considerations with investments being deployed over the coming quarters. The Company has a “pipeline” of projects under development utilizing existing technology with “plug in” ready aspects to incorporate technological advances as such developments reach commercial maturity.

Plan of Operation

Our 12-month plan is to continue the development of the current technologies and invest in additional complimentary technologies. If the Company raises the maximum amount under this Offering, the Company will have sufficient capital to operate for 12 months through the development of its first power generation facilities. The Company anticipates this to be the first of several offerings as the Company undertakes additional facilities and will require additional capital.  If the Company is not successful in raising the maximum offering amount, the Company will use such funds raised to complete a corresponding number of phases of the project.  For example, if the Company raises 25% of the maximum offering amount, the Company will have funds sufficient to complete the first phase of the first project.  If additional capital is needed to fund operations for the first 12 months following the Offering or beyond, the Company plans to seek additional funding through debt financing.

Relaxed Ongoing Reporting Requirements

If we become a public reporting company in the future, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not “emerging growth companies”, including but not limited to:

•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•taking advantage of extensions of time to comply with certain new or revised financial accounting standards;

•being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

•being exempt from the requirement to hold a non-binding advisory vote on executive compensation and unitholder approval of any golden parachute payments not previously approved.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an “emerging growth company” for up to five years, although if the market value of our Interests that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an “emerging growth company” as of the following December 31.

If we do not become a public reporting company under the Exchange Act for any reason, we will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies”, and our unitholders could receive less information than they might expect to receive from more mature public companies.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The Partnership is managed by Make a Difference Ventures, GP, LLC, a Delaware limited liability company (the “General Partner”). The General Partner, which shall be responsible for making business decisions on behalf of the Partnership, will be controlled by Steve Youngdahl, George Wentz, and Featherwood International Management and Consulting, LLC (each a “Managing Director” and, collectively, the “Managing Directors”). Featherwood owns 40% of the General Partner and is managed by Walt Teter.  The Management Committee of the General Partner, responsible for all day-to-day activities of the General Partner, shall consist of Walt Teter, Steve Youngdahl, and George Wentz. All management powers over the business and affairs of the Partnership shall be vested in the General Partner, and the General Partner shall have the power and authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership without the need for approval by or any other authorization or consent from the Limited Partners, except as otherwise provided in the Limited Partnership Agreement.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Walt Teter	Managing Director of General Partner	53	February 27, 2020 – Present
George R. Wentz, Jr.	Managing Director of General Partner	63	February 27, 2020– Present
Steve Youngdahl	Managing Director of General Partner	66	February 27, 2020 – Present
Daniel Davillier	Member of General Partner	53	February 27, 2020 – Present	1
Charline K. Gipson	Member of General Partner	45	February 27, 2020 – Present	1

Walt Teter – Managing Director

Mr. Teter is a principal with Featherwood International Management and Consulting, LLC.  Mr. Teter has focused his career on the development of energy related projects with a specific focus on projects based on clean power sources that reduce GHG emissions through the use of liquid natural gas (“LNG”). Investor/client value creation through identification of undervalued assets, the management of permitting, and the commercial structuring of opportunities has been the hallmark of activity. Mr. Teter has negotiated multiple complex agreements on behalf of clients and investors, including Purchase and Sale Agreement, Terminal Use Agreements, and the corporate structure agreements required for the execution of complex power delivery chain and related infrastructure activities. Over the last decade Mr. Teter has been a principal negotiator or advisor for LNG SPA contracts with a notional volume in excess of 7,000,000 MMBtu/day. In addition, he has been an investor, advisor and negotiator for the development and utilization of nearly a dozen LNG receiving and liquefaction terminals. In the terminal development role, deals negotiated by Mr. Teter secured for investors a return of 600% in a period of 18 months.

Prior to 2002, when he founded Featherwood Capital with Mr. Oetting, Mr. Teter held the position of Senior Vice-President at El Paso Energy where he was responsible for the negotiation of long-term LNG contracts and all LNG spot trading. The value realized during the three years at El Paso was in excess of $225 million (cash basis), and included the successful negotiation and monetization of a 20+ year LNG SPA, the re-opening of the Elba Island LNG receiving terminal and the acquisition of over a dozen spot cargoes.

Mr. Teter embarked on a career in energy with Statoil, first in North America with the startup of power trading and IPP development and subsequently undertook a key role in the commercial development of the first LNG export project in Europe (Snøhvit). The Snøhvit project has been instrumental in opening up an entirely new frontier energy province, creating prosperity for Northern Norway and enhanced energy security in the Atlantic basin.

Mr. Teter is a founder and President of Featherwood Capital LLC, a leader in clean energy markets.

George R. Wentz, Jr. – Managing Director

George R. Wentz, Jr. is a partner with the Davillier Law Group, which has offices in New Orleans, Louisiana and Sandpoint, Idaho. Mr. Wentz received his Bachelor of Sciences degree, magna cum laude, from the University of Delaware, where he was also a member of Phi Beta Kappa. He received his Juris Doctorate degree from Georgetown University Law Center, cum laude, in 1983. Mr. Wentz also served as the Administrative Editor of the Georgetown International Law Journal. Mr. Wentz was appointed to the Office of Policy Development of the Federal Trade Commission by President Ronald Reagan, where he analyzed the economic impact of trade laws and regulations, and developed and proposed legislative and regulatory approaches to enhance efficiency. Since his days in the Reagan Administration, Mr. Wentz has continued to work in the areas of constitutional law, and the intersection of economics and law.

Mr. Wentz has over thirty-five years’ experience in handling complex international litigation, maritime litigation, oil and gas exploration and production matters, alternative dispute resolution, international transactions, and in providing general business advice. Mr. Wentz has been chosen to serve as an arbitrator in several significant international arbitrations.

Mr. Wentz has a reputation as a result-oriented lawyer known for innovative thinking and problem solving. During the course of his career, Mr. Wentz has worked in most aspects of the oil and gas business, representing leading international oil and gas exploration and production companies. Mr. Wentz has also represented CFE (the power company of Mexico) in various matters. Mr. Wentz has been active in the power generation industry as well as the transportation industry on a national and international level.

Mr. Wentz has also represented underwriters of various energy and power generation companies in large subrogation matters, including Houston Casualty Company and underwriters at Lloyd’s. He has expertise in international commodities transactions, including banking and financing related to those transactions, as well as international tax issues related to offshore banking.

Mr. Wentz has assisted alternative energy and high-tech companies in bringing their products to market.

Mr. Wentz is an active member of the Louisiana State Bar Association. Mr. Wentz was active in pro bono work following Katrina, where his efforts assisted in the formation of New Orleans’ public-private partnership for economic development. He received the 2008 Leadership in Law Award from New Orleans City Business Magazine.

Mr. Wentz is admitted to practice in the United States District Court for the Eastern District of Louisiana, the United States Court of Appeals for the Fifth Circuit, the United States Court of Appeals for the Ninth Circuit, the United States Court of Federal Claims, the United States Supreme Court, and all Louisiana State Courts. He has also litigated cases in the United States District Court for the Southern District of Florida, as well as in various state courts in Texas.

Mr. Wentz resides in Sandpoint, Idaho. He is an adjunct professor at the University of Idaho College of Law, where he teaches a course in International Business Transactions.

Steve Youngdahl – Managing Director

Mr. Youngdahl’s extensive experience in sales and marketing spans a 45-year career.

He worked for Sebastiani Vineyards from 1977 to 1984 rising to Director of Marketing where he was an integral member of the team that launched the August Sebastiani Country Wine brand. The winery was undergoing a transformation to segregate and differentiate the premium varietals from the larger bulk wines. The successful rebranding that came out of that effort was transformational and positioned the winery for future success.

In 1984 Mr. Youngdahl entered the commercial real estate brokerage business in Sonoma and quickly rose to the ranks of top commercial real estate brokers in the area. He specialized in creating value in properties that was previously unrecognized.

In 1991 Mr. Youngdahl moved his family to Sandpoint, Idaho where he founded, owned and operated Sandpoint Mortgage from 1991 to 2001. Sandpoint Mortgage became one of the leading lenders in Bonner County during the 90’s. He was responsible for hiring, training and managing the business. He was also the local expert on the Mac version of Quick Books.

Mr. Youngdahl returned to his marketing and sales roots in 2015 by starting and operating an LED light sales business. He specializes in providing cost analysis studies to assist commercial property owners in transitioning to more efficient LED lights and utilizing Utility Company incentives.

He was a Trustee on the Lake Pend Oreille School District Board for 11 years where he served as Board Chair for his last five years. His leadership skills helped move the district into the upper echelons of student achievement in Idaho. When he retired from the Board he started and hosted a local radio show called The School Zone which is dedicated to showcasing the Lake Pend Oreille School District.

Daniel Davillier

Daniel E. Davillier is the founder of the Davillier Law Group, LLC. Prior to launching the firm, Mr. Davillier was a partner at Phelps Dunbar, LLP. He advises clients in the areas of commercial finance, commercial real estate, commodities trade transactions, general business, local governmental relations, and gaming. In connection with the film industry in Louisiana, Mr. Davillier represents financial institutions and production companies concerning film finance, tax credit, and other related matters. Mr. Davillier also represents a number of professional athletes in the NBA and NFL in connection with various commercial transactions throughout the United States (including the acquisition of businesses, the establishment of 501(c)(3) non-profit corporations, and the recovery of partnerships from third parties).

Mr. Davillier holds a Bachelor of Science degree in General Business from the University of New Orleans. He graduated, cum laude, from Tulane University Law School in 1994. While at Tulane, Mr. Davillier served as President of the Black Law Students Association and served on the Moot Court Board. He was also inducted into the international legal fraternity, Phi Delta Phi, and won American Jurisprudence Awards for Security Rights and Obligations II. He is a recipient of the 2011 Leadership in Law Award from the New Orleans CityBusiness publication and the 2012 Multicultural Leadership Award from the Louisiana Diversity Council.

Mr. Davillier is a member of the Louisiana State Bar Association, New Orleans Bar Association, Federal Bar Association, American Bar Association, National Bar  Association and the Greater New Orleans Louis A. Martinet Legal Society. Mr. Davillier is also a graduate of the New Orleans Regional Leadership Institute, and has served on the board of the Louisiana Children’s Museum, the National Conference for Community and Justice, the New Orleans Regional Black Chamber of Commerce, and St. Augustine High School.

Charline K. Gipson

Ms. Gipson is a co-founder of the Davillier Law Group, LLC, and a partner in the New Orleans office. Prior to coming on board, Ms. Gipson was a Corporate Associate at Proskauer Rose LLP in New York City and a Business Associate at Phelps Dunbar LLP in New Orleans. She first moved to New Orleans in 2004 to serve as a Law Clerk for the Honorable Ivan L.R. Lemelle in the Eastern District of Louisiana, United States District Court. Ms. Gipson has handled a wide array of corporate and commercial transactions including organizational restructuring, private and public finance, non-profit organization and federal tax exemption, real estate development, settlement and negotiation strategy, contracts, Form S-1 registration of an initial public offering, mergers and acquisitions, and corporate governance matters.

Ms. Gipson received a Bachelor of Science in Communication from Cornell University and has worked as a Management Consultant for Communication Processes and Organizational Change Management. She earned her Doctor of Law degree from Cornell Law School in 2003 with a concentration in Business Law and Regulation. While in law school, Ms. Gipson completed a semester exchange at L’Université Paris I-Panthéon Sorbonne in France; served as an Editor for the Legal Information Institute-NY Bulletin, Cornell’s online law journal; and was the Regional Representative for the Black Law Students Association. She also received the CALI Excellence for the Future Award in Wrongful Convictions and served as a Judicial Extern for the Honorable John Rowley, Tompkins County Court, in Ithaca, New York.

Ms. Gipson is a member of the American Bar Association and National Bar Association. She is a 2011 graduate of Justice Revius O. Ortique Leadership Institute and also participating in Young Leaders Council (YLC) 2007 Leadership Institute and CBNO/MAC Metropolitan Leadership Forum in 2006.

Ms. Gipson is admitted to practice in Louisiana and New York.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Partnership was formed February 5, 2021. Prior to this offering, no officer or director has received any compensation.  To date no compensation has been paid.  We anticipate compensating our executive officers as follows:

	As of July 31, 2021
Name and Capacity	Cash Compensation (1)	Other Compensation	Total Compensation
Walt Teeter (1)	$0	$0	$0
George R. Wentz, Jr (1)	$0	$0	$0
Steve Youngdahl (1)	$0	$0	$0
Daniel Davillier(2)	$0	$0	$0
Charline K Gipson (2)	$0	$0	$0

(1) Compensated as a holder of interests in Make A Difference Ventures, GP, LLC through GP Interest.  Make A Difference Ventures, GP, LLC is entitled to compensation based upon the profits and cash available for distribution.  As of July 31, 2021, there was no compensation earned or owed.  On August 1, 2021, the Company began accruing compensation in the amount of $25,000 per month to be paid to Make A Difference Ventures, GP, LLC to be split between the Partnership and Make a Difference Ventures, LP, an affiliated entity.  Prior to August 2021, all amounts were allocated to Make a Difference Ventures, LP.

(2)There has been no compensation earned or paid for the period ending July 31, 2021, and there is currently no compensation plan in place.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets out, as of the date of this Offering Circular, the securities of the Partnership that are owned by executive officers and directors, and other persons holding more than 10% of the Partnership’s voting securities.

Name and Address of Beneficial Owner (1)	Percent and Nature of Beneficial Ownership in GP Interest	Amount and nature of beneficial ownership in LP Interests		Percent of LP Interests
Make A Difference Ventures, GP, LLC	100%	-	-	0%
Walt Teter (2)(3)	40%		-	0%
George R. Wentz, Jr. (2)	20%		-	0%
Steve Youngdahl (2)	20%		-	0%
Daniel Davillier (2)	10%		-	0%
Charline K. Gipson (2)	10%		-	0%

(1)The address for all the executive officers, directors, and beneficial owners is c/o Make a Difference Ventures II Limited Partnership, 414 Church Street, Suite 308 Sandpoint, Idaho 83864.

(2)Ownership held through Make A Difference Ventures, GP, LLC

(3)Walt Teter owns 100% of Featherwood International Management and Consulting, LLC which owns 40% of the membership interests in Make a Difference GP, LLC.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Various conflicts of interest exist between and among the General Partner, the Managing Directors, the Partnership and the Limited Partners. Such conflicts include, but are not necessarily limited to, the following:

No Independent Counsel

Prospective investors in the Partnership have not been provided with counsel by the Partnership.

Managing Directors’ Commitment to the Partnership and its Operations

The Managing Directors shall devote such portion of their respective business time as is necessary and appropriate to manage the Partnership's businesses.  Notwithstanding the foregoing, the Managing Directors shall, during the term of the Partnership, continue to have direct or indirect responsibility for the management of the General Partner and its business activities.

In addition, notwithstanding the foregoing commitment of time and effort by the Managing Directors, the Managing Directors will, during the term of Partnership, be permitted to devote time to the following actions: (i) membership on any board of directors of, or serving as officers, advisors or agents to, any public or private company the business of which does not directly conflict with the business of the Partnership and its subsidiary and related operating companies or that the Managing Directors have determined to be not appropriate for the Partnership’s business objectives; (ii) purchasing and selling real estate and publicly traded securities as personal investments; (iii) purchasing and selling non-publicly traded securities or other assets as personal investments that are outside the scope of the Partnership’s business objectives or that the Managing Directors have determined to be not appropriate for the Partnership’s business objectives; (iv) activities with respect to other existing business operations of the Managing Directors provided that such business operations were held by the Managing Directors or affiliates thereof as of the Initial Closing Date or that the Managing Directors have determined to be not appropriate for the Partnership’s business objectives; (v) other non-profit activities, including, but not limited to, participation on boards of organizations, educational institutions, or governmental or quasi-governmental entities; (vi) teaching courses or giving lectures at educational institutions or industry groups; (vii) putting on or otherwise participating in industry workshops; and (viii) the taking of preparatory steps as contemplated in connection with the formation of permitted successor business operations.

In addition to the foregoing, the General Partner, the Managing Directors or any affiliate thereof may be prohibited from taking action for the benefit of the Partnership (i) due to confidential information acquired or obligations incurred in connection with an outside activity permitted to the General Partner, the Managing Directors or their Affiliates pursuant to the foregoing; (ii) in connection with activities undertaken by the Managing Directors or an Affiliate of the General Partner prior to the Initial Closing Date.

The limited partnership agreement waives the Managing Directors’ fiduciary duties to the Limited Partners to the extent allowed under Delaware law.

Related-Party Transactions

The fact that the General Partner, the Managing Directors or any affiliate or related person thereof are directly or indirectly interested in or connected with any entity or person with which or with whom the Partnership may have dealings shall not by itself preclude such dealings or make them void or voidable, and neither the Partnership nor any of the Limited Partners shall have any rights in or to such dealings or any profits derived therefrom.  The Managing Directors may currently have an ownership interest in companies with which the Partnership may engage in business dealings, such as joint venture agreements, as those companies further the goal of the partnership to reduce GHG emissions while generating a responsible return to investors.

The General Partner may cause the Partnership to enter into business dealings, such as joint ventures, with companies whose unitholders, officers, directors or advisors include the General Partner, the Managing Directors or their affiliates.

The General Partner may cause the Partnership to enter into dealings with third parties having a financial or other relationship with any member or manager of the General Partner, so long as such dealings are on terms no less favorable to the Partnership than are afforded to unrelated third-parties having similar expertise and experience in comparable transactions.

SECURITIES BEING OFFERED

The following descriptions summarize important terms of our partnership interests. This summary reflects certain important terms and conditions of our Limited Partnership Agreement and does not purport to be complete and is qualified in its entirety by the Limited Partnership Agreement, which has been filed as an Exhibit to the Offering Statement of which this Offering Circular is a part. For a complete description our partnership interests, you should refer to our Limited Partnership Agreement and applicable provisions of the Delaware Revised Uniform Limited Partnership Act. Any capitalized terms used but not defined herein shall have their meanings as set forth in the Limited Partnership Agreement.

General

The Partnership is offering Class RA Units of Limited Partnership Interests (“Interests”) in this offering. As of the date of this Offering Circular, none of the Interests are issued and outstanding.

The Partnership’s Limited Partnership Agreement provides for three (3) classes of limited partnership interests, which are issued as units.  The three classes of limited partnership units are Class RD, Class RA and RCF.  The Partnership is offering Class RA Interests pursuant to this offering.  The only difference between the classes of limited partnership units is the minimum purchase amount that is being offered and the anticipated exemption from registration pursuant to which such units are being offered.  The Class RA units that are being offered pursuant to this offering are referred to as the “Interests” or, each, an “Interest”.  Each Interest shall bear a Capital Contribution Valuation of twenty-five dollars ($25.00).  The minimum Capital Contribution of a Limited Partner shall be $2,000 for Interests, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. Interests shall be issued at a price per Interest as determined from time to time in good faith by the General Partner.  Pursuant to this Offering Circular, the Company is offering 3,000,000 Interests at a purchase price of $25.00 per Interest.  Additional Interests may be issued at such times and on such terms as determined by the General Partner in its sole discretion.  The General Partner may determine not to sell all Interests if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

Voting Rights

Except as otherwise provided for in the Limited Partnership Agreement, all management powers over the business and affairs of the Partnership shall be vested in the General Partner, and the General Partner shall have the power and authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership without the need for approval by or any other authorization or consent from the Limited Partners. No Partner other than the General Partner shall have any right or power to take part in the management or control or conduct the business of the Partnership or to act for or bind the Partnership or in any way deal with third parties.

Distribution Rights

The General Partner shall have the right to determine the Cash Available for Distribution to the Partners.  “Cash Available for Distribution” shall mean an amount of cash equal to the excess of accrued income from operations and investment of, or the sale or refinancing or other disposition of, Partnership assets during any calendar month over the accrued operating expenses of the Partnership during such month, including any adjustments for bad debt reserves or deductions as the General Partner may deem appropriate, all determined in accordance with generally accepted accounting principles; provided, that such operating expenses shall not include any general overhead expenses of the General Partner not specifically related to, billed to or reimbursable by the Partnership. All distributions shall be distributed among the Partners in the following order and priority:

(a)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of less than five percent (5%) to the Partners, (x) zero percent (0%) to the General Partner and (y) one hundred percent (100%) to the Limited Partners in proportion to their respective Capital Percentages; or

(b)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least five percent (5%) but less than eight percent (8%) to the Partners, (x) five percent (5%) to the General Partner and (y) ninety-five percent (95%) to the Limited Partners in proportion to their respective Capital Percentages; or

(c)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least eight percent (8%) but less than ten percent (10%) to the Partners, (x) ten percent (10%) to the General Partner and (y) ninety (90%) to the Limited Partners in proportion to their respective Capital Percentages; or

(d)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least ten percent (10%) but less than twelve percent (12%) to the Partners, (x) fifteen percent (15%) to the General Partner and (y) eighty-five (85%) to the Limited Partners in proportion to their respective Capital Percentages; or

(e)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least twelve percent (12%) but less than fifteen percent (15%) to the Partners, (x) twenty percent (20%) to the General Partner and (y) eighty percent (80%) to the Limited Partners in proportion to their respective Capital Percentages; or

(f)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least fifteen percent (15%) and less than twenty five percent (25%) to the Partners, (x) twenty five percent (25%) to the General Partner and (y) seventy five percent (75%) to the Limited Partners in proportion to their respective Capital Percentages; or

(g)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least twenty five percent (25%) but less than thirty five percent (35%) to the Partners, (x) thirty five percent (35%) to the General Partner and (y) sixty five percent (65%) to the Limited Partners in proportion to their respective Capital Percentages; or

(h)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least thirty five percent (35%) and less than fifty percent (50%) to the Partners, (x) forty five percent (45%) to the General Partner and (y) fifty five percent (55%) to the Limited Partners in proportion to their respective Capital Percentages; or

(i)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least fifty percent (50%) to the Partners, all returns in excess of fifty percent (50%) shall be distributed (x) fifty percent (50%) to the General Partner and (y) fifty percent (50%) to the Limited Partners in proportion to their respective Capital Percentages

Transferability

A Limited Partner may only transfer its Interests with the approval of the General Partner in accordance with the Partnership Agreement and Regulation A.

SECURITY OWNERSHIP OF GENERAL PARTNER AND CERTAIN SECURITYHOLDERS

None of the Interests will be owned by the General Partner. The Partnership does not anticipate that any investors participating in the Offering will beneficially own greater than 10% of the outstanding Interests.

SUMMARY OF THE LIMITED PARTNERSHIP AGREEMENT

The following summary does not purport to be complete, should be read in conjunction with, and is qualified in its entirety by, the Limited Partnership Agreement (“Partnership Agreement”), which is attached to this Offering Circular as Exhibit 2.2.

Limited Partnership Agreement

We will issue Interests pursuant to the Limited Partnership Agreement of the Partnership. Purchasers of Interests will become Limited Partners of the Partnership and will be entitled to the rights and subject to the restrictions set forth in the Partnership Agreement.

Management

The Partnership will be managed by the General Partner. The General Partner has very broad management and operational authority over the Partnership and its activities and will be solely responsible for the operation and management of the Partnership and its business and affairs.

Term, Dissolution

The Partnership will dissolve, and its affairs wound up, upon the first to occur of (i) a sale of all or substantially all of the assets of the Partnership or other similar transaction; (ii) the bankruptcy, insolvency, withdrawal or removal from the Partnership of the General Partner; (iii) the entry of a decree of judicial dissolution of the Partnership; or (iv) the General Partner elects to dissolve the Partnership

Capital Contributions

Each Limited Partner shall, with respect to each Interest or partial Interest acquired by such Limited Partner, make a Capital Contribution of $25.00 in cash or property payable in full upon subscription and admittance to the Partnership as a Limited Partner by the General Partner. No Partner will be required to make any additional capital contributions to the Partnership in excess of such initial capital contribution

Distributions

Tax Distributions

To the extent a Partner receives an allocation of income or gain and would not otherwise receive a distribution of Partnership Cash Flow Receipts and Partnership Capital Event Receipts sufficient to pay such Partner’s estimated federal income tax liability, the Partnership will, to the extent cash is available, distribute sufficient cash to reimburse the Partners for such estimated tax liabilities. Such distributions will be considered an advance against future distributions per the Partnership’s standard distribution priorities. The General Partner shall use commercially reasonable efforts to reserve sufficient funds out of Partnership Cash Flow Receipts and Partnership Capital Event Receipts each year to fund the contemplated tax distributions.

Allocation of Profits and Losses

The Partnership Agreement provides that, subject to certain allocations required under federal income tax laws and regulations, profits and losses will be allocated among the Partners substantially in accordance with distributions which have been made.  Cash Available for Distribution will be distributed as follows:

(a)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of less than five percent (5%) to the Partners, (x) zero percent (0%) to the General Partner and (y) one hundred percent (100%) to the Limited Partners in proportion to their respective Capital Percentages; or

(b)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least five percent (5%) but less than eight percent (8%) to the Partners, (x) five percent (5%) to the General Partner and (y) ninety-five percent (95%) to the Limited Partners in proportion to their respective Capital Percentages; or

(c)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least eight percent (8%) but less than ten percent (10%) to the Partners, (x) ten percent (10%) to the General Partner and (y) ninety (90%) to the Limited Partners in proportion to their respective Capital Percentages; or

(d)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least ten percent (10%) but less than twelve percent (12%) to the Partners, (x) fifteen percent (15%) to the General Partner and (y) eighty-five (85%) to the Limited Partners in proportion to their respective Capital Percentages; or

(e)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least twelve percent (12%) but less than fifteen percent (15%) to the Partners, (x) twenty percent (20%) to the General Partner and (y) eighty percent (80%) to the Limited Partners in proportion to their respective Capital Percentages; or

(f)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least fifteen percent (15%) and less than twenty five percent (25%) to the Partners, (x) twenty five percent (25%) to the General Partner and (y) seventy five percent (75%) to the Limited Partners in proportion to their respective Capital Percentages; or

(g)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least twenty five percent (25%) but less than thirty five percent (35%) to the Partners, (x) thirty five percent (35%) to the General Partner and (y) sixty five percent (65%) to the Limited Partners in proportion to their respective Capital Percentages; or

(h)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least thirty five percent (35%) and less than fifty percent (50%) to the Partners, (x) forty five percent (45%) to the General Partner and (y) fifty five percent (55%) to the Limited Partners in proportion to their respective Capital Percentages; or

(i)for each annual distribution period in which the Cash Available for Distribution represents an annual return on capital of at least fifty percent (50%) to the Partners, all returns in excess of fifty percent (50%) shall be distributed (x) fifty percent (50%) to the General Partner and (y) fifty percent (50%) to the Limited Partners in proportion to their respective Capital Percentages

“Cash Available for Distribution” shall mean an amount of cash equal to the excess of accrued income from operations and investment of, or the sale or refinancing or other disposition of, Partnership assets during any calendar month over the accrued operating expenses of the Partnership during such month, including any adjustments for bad debt reserves or deductions as the General Partner may deem appropriate, all determined in accordance with generally accepted accounting principles; provided, that such operating expenses shall not include any general overhead expenses of the General Partner not specifically related to, billed to or reimbursable by the Partnership.

Partnership Expenses

The Partnership will be responsible for all of its operational costs and expenses as well as all of the organization expenses and the costs associated with the offering of the Interests.

Removal of the General Partner

If Approved by the Limited Partners, the General Partner may be removed as general partner of the Partnership for its bankruptcy, insolvency or if the General Partner is found guilty by a court of competent jurisdiction of fraud, intentional misconduct, knowing violation of the law, gross negligence or fraud, or if the General Partner becomes subject to certain bankruptcy or insolvency events.

Amendments

The Partnership Agreement may not be amended without the prior written consent of the General Partner and the Approval of the Limited Partners, except that the General Partner may amend and update the Partnership Agreement to reflect admissions, substitutions or withdrawals of Partners upon the issuance, redemption or transfer of Interests without the Approval of the Limited Partners. Notwithstanding the foregoing, (a) any amendment that would materially adversely affect the rights of a Limited Partner in a manner that is disproportionate to the other Limited Partners must be approved by the disproportionately-affected Limited Partner, and (b) any amendment that would require a Limited Partner to make capital contributions in excess of its initial capital contribution must be approved by such Limited Partner.

CERTAIN TAX ASPECTS OF THE OFFERING

The following discussion is not intended or written to be legal or tax advice to any person. Each Investor should seek advice based on his particular circumstances from an independent tax advisor. No opinion has been requested from tax counsel, and none is provided, on the classification of the Partnership as a partnership or on any other tax matters. Persons owning partnership interests in the Partnership, whether general or limited, are collectively referred to as "Partners" and are individually referred to as a "Partner" in this section.

General

The following is a general summary of the material federal income tax consequences of an investment in the Partnership. No information regarding state and local taxes is provided, other than a brief summary of some aspects of state tax law set forth under the heading "State and Local Taxes" below. Each prospective Investor should consult his tax advisor concerning the impact that an investment in the Partnership may have on his federal income tax liability and the application of state and local income and other tax laws to his participation in the Partnership. Although the Partnership will furnish its Partners with such information regarding the Partnership as is required for income tax purposes, each Partner will be responsible for preparing and filing his own tax returns.

The following summary of the tax aspects is based on the Code, on existing Treasury Regulations, and on administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited partnerships. Such uncertainty is due, in part, to continuing changes in federal tax law that have not fully been interpreted through Treasury Regulations or judicial decisions. Tax legislation may be enacted in the future that will affect the Partnership and a Partner's investment in Interests. Legislative or administrative changes and judicial decisions could modify or change completely the statements expressed below concerning the federal income tax consequences of an investment in the Partnership. Additionally, the interpretation of existing laws and Treasury Regulations described below may be challenged by the IRS during an audit of the Partnership's information return. If successful, such a challenge would likely result in adjustment of a Partner's individual return. No assurances can be given that the IRS will agree with the federal income tax consequences described. We do not intend to request a ruling from the IRS with respect to any of the federal income tax matters discussed in this Offering Circular, and on certain matters, no ruling could be obtained even if requested.

This discussion covers only income tax matters and does not address any other United States federal, state, local or foreign tax considerations. This discussion is necessarily general, and the actual tax and financial consequences for each prospective Investor will vary depending upon each Investor's individual circumstances. This discussion does not consider the particular circumstances of each prospective Investor and is not intended to be applicable to all categories of Investors, some of which may hold their Interests as other than a capital asset, such as banks, thrifts, insurance companies, dealers in securities or persons who adopt a mark-to-market method of accounting. Furthermore, this discussion does not address the tax consequences relating to every potential investment the Partnership may make.

The following summary of tax aspects generally assumes that the Investor is an individual and is a United States citizen or resident. The following discussion is only a summary and is limited to those areas of federal income tax law that are considered to be material to individual Investors. Accordingly, prospective Investors are urged to consult their tax advisors about their individual circumstances (especially if the prospective Investor is not an individual) and the federal, state, local and other tax consequences arising out of their participation as a Limited Partner in the Partnership. In evaluating an investment in the Partnership, a prospective Investor should take into account the cost of obtaining such advice.

Classification as a Partnership

An entity classified as a "partnership" for federal income tax purposes generally incurs no federal income tax liability. Instead, each partner is required to take into account an allocable share of the partnership's net income or loss and an allocable share of certain specially characterized items (e.g., capital gains and losses) in computing the partner's income tax liability. Distributions by a partnership to a partner generally are not taxable unless the distributions exceed the partner's adjusted basis in his partnership interest. The availability to Limited Partners of most of the tax treatment described in this summary requires that the Partnership be classified as a partnership for federal income tax purposes rather than as an association taxable as a corporation under the federal income tax laws.

The Partnership should be classified for federal income tax purposes as a partnership and not as an association taxable as a corporation. The Treasury Regulations provide that a domestic unincorporated organization, such as a limited partnership, will be treated as a partnership for federal income tax purposes absent an affirmative election to be taxed as a corporation. If the Partnership is operated in the manner contemplated by the Partnership Agreement, the Partnership should qualify as a partnership for federal income tax purposes.

The General Partner does not plan to request a ruling from the IRS regarding the Partnership's status for federal income tax purposes. Thus, despite the General Partner's conclusion that the Partnership should be classified as a partnership for federal income tax purposes, there is no assurance that the IRS will not challenge such classification. For example, the Code reclassifies certain "publicly traded" limited partnerships as corporations for federal income tax purposes. The definition of "publicly traded" in the Code is very broad and includes any situation in which a market is effectively made in limited partner interests, including on a “secondary market (or any substantial equivalent thereof).” The Partnership Agreement prohibits the Partnership from recognizing transfers of Interests unless approved by the General Partner, except for certain permitted transfers to family members and entities for the benefit of family members, or if a Limited Partner is an entity, to another entity wholly-owned by such Limited Partner. Additionally, it is not anticipated that there will be any market made in the. Accordingly, it is not anticipated that the Partnership will be treated as a “publicly traded” partnership for federal income tax purposes.

In general, an unincorporated entity formed under the laws of a state in the United States with at least two members, such as the Partnership, will be treated as a partnership for federal income tax purposes provided that (i) it is not a “publicly traded partnership” under Section 7704 of the IRS Code and (ii) does not affirmatively elect to be classified as an association taxable as a corporation under the so-called “check the box” regulations relating to entity classification. The Partnership is not currently a “publicly traded partnership” within the meaning of Section 7704 of the IRS Code for the reasons discussed below. In addition, the General Partner does not intend to affirmatively elect classification of the Partnership as an association taxable as a corporation. Accordingly, the General Partner expects that the Partnership will be classified as a partnership for federal income tax purposes.

Publicly Traded Partnership Rules.

The Code classifies some partnerships as publicly traded partnerships for tax purposes, referred to as “PTPs.” If the Partnership were to be classified as a PTP and did not qualify for the income exception discussed below, the Partnership would be taxed as a corporation, the treatment of which the Partnership described above. A PTP is a partnership in which interests are traded on an established securities market or are readily tradable on either a secondary market or the substantial equivalent of a secondary market. The Code contains an exception, however, from being taxed as a corporation if the PTP derives 90% or more of its gross income from sources such as certain income from natural resources, interest and dividends, rents from real property and gains from the sale of real property. Although the Partnership expects that almost all of its income will be “qualifying income” for PTP purposes, the Partnership does not intend to rely on that exception to the general rule regarding the taxation of PTPs and will take steps to limit the market for its Interests

The legislative history of Code Section 7704 provides that a secondary market for interests in a Partnership or the substantial equivalent thereof exists if investors are readily able to buy, sell or exchange their Partnership interests in a manner that is comparable, economically, to trading on established securities markets. A secondary market is generally indicated by the existence of a person standing ready to make a market in the interests. The substantial equivalent of a secondary market will be deemed to exist if (i) interests in the Partnership are regularly quoted by any person, such as a broker or dealer, making a market in the interests; (ii) any person regularly makes available to the public (including customers and subscribers) bid or offer quotes with respect to interests in the Partnership and stands ready to effect buy or sell transactions at the quoted prices for itself or on behalf of others; (iii) the holders of interests in the Partnership have a readily available, regular and ongoing opportunity to sell or exchange their interests through a public means of obtaining or providing information of offers to buy, sell, or exchange interests; or (iv) buyers and sellers have the opportunity to buy, sell, or exchange interests in the Partnership in a time frame that a market-maker would provide and prospective buyers have similar opportunities to acquire such interests. The legislative history of Section 7704 also indicates that a regular plan of redemptions or repurchases by a Partnership may constitute public trading where holders of interests have readily available, regular and ongoing opportunities to dispose of their interests.

A Partnership will be a PTP only if the Interests become readily tradable on the substantial equivalent of a secondary market. The Interests do not become readily tradable merely because the Partnership may provide information to its partners regarding other partners’ desires to buy or sell Interests to each other, or occasionally arrange transfers between partners. Moreover, the Interests do not become readily tradable if the Partnership creates a qualified matching program, because transfers made through a qualified matching service are also not counted. A matching service qualifies for this exclusion if it satisfies all seven of the following conditions:

1.it consists of a system that lists customers’ bid and ask quotes in order to match sellers and buyers;

2.deals occur either by matching the list of interested buyers to interested sellers or by bidding on listed interests;

3.sellers cannot enter into a binding agreement to sell their interest until at least 15 days after information regarding their offering is made available to potential buyers;

4.the closing of the sale does not occur until at least 45 days after information about the offering is made available;

5.the matching service only displays quotes that express interest in trading but do not represent firm commitments to buy or sell at the quoted price;

6.the seller’s information is removed from the matching service within 120 days after the posting and, if removed for any reason other than a sale, no offer to sell from that seller is entered into the matching service for at least 60 days; and

7.the percentage of interests in the capital or profits transferred during the tax year (other than through private transfers) does not exceed 10% of the total interests in Partnership capital or profits.

Therefore, the Partnership does not believe that the IRS should treat the Partnership as a PTP. This opinion is based in part on the Partnership’s representation to counsel that the Interests will not be listed on any securities exchange and that, in accordance with Article IV of the Operating Agreement, the General Partner will refuse to recognize or give effect to any assignment of the Interests for any purpose (including recognizing any right of the transferee, such as the right of the transferee to receive directly or indirectly the Partnership’s distributions or to acquire an interest in the Partnership’s capital or profits) that it knows or has reason to know occurred on an established securities market or a secondary market (or the substantial equivalent thereof), within the meaning of Section 7704 of the Code and the Treasury Regulations and published notices promulgated thereunder, or to permit, recognize or give effect to any assignment of Interests, in any given year, that would result in the transfer of more than the lesser of (X) 2% of the total interests in the Partnership’s capital or profits as determined in accordance with Regulations Sections 1.7704-1(j) and 1.7704-1(k) or (Y) the excess of 10% of such Interests over the Interests the transfer of which the General Partner concludes in good faith were described in Treasury Regulation Sections 1.7704-

1(f) or 1.7704-1(g) other than those that the General Partner determines in good faith fall within certain safe harbor provisions under Treasury Regulation Section 1.7704-1 in any given year, such as those pursuant to the Participants’ Presentment right. See “Transfer of the Interests/Withdrawal — Restrictions on the Transfer of the Interests and Withdrawal.” This is pursuant to a “safe harbor” under Treasury Regulation Section 1.7704-1 that provides that a secondary market or its equivalent will not exist if the sum of the interests in partnership capital or profits attributable to those partnership interests that are sold, redeemed, or otherwise disposed of during the Partnership’s taxable year and do not fall within other “safe harbor” provisions does not exceed 2%, or such lesser percent as described above, of the total interests in Partnership capital or profits. Even if the Partnership exceeds the 2% limit due to transfers pursuant to one or more safe harbors, the Partnership will not allow transfers that would cause more than 10% of its Interests to be transferred.

While the Partnership will use its best efforts to limit the type and number of transfers of Interests to those that will allow the Partnership to remain within the 2% safe harbor, the Partnership does not warrant that the Partnership will satisfy this safe harbor during each of its taxable years. It is conceivable that transfers of Interests could occur that would cause the Partnership to fall outside the safe harbor. In this regard, Treasury Regulation Section 1.7704-1(c)(3) states that failure to meet any of the safe harbors will not create a presumption that a secondary market or its equivalent exists for Interests. No assurances can be offered, however, that, if the amount and type of trading in the Interests were to fall outside the safe harbor, the IRS would not assert publicly traded Partnership status with respect to us.

If the Partnership is classified as a PTP, it would be treated for federal income tax purposes as a corporation unless, as noted above, 90% or more of the Partnership’s gross income were to come from certain “qualified sources.” A significant portion of the Partnership’s business will be generated from the interest and dividends. Income and gains from these sources are “qualified.” Thus, if the Partnership were a PTP, the Partnership might not be subject to corporate tax treatment due to the sources of the Partnership’s gross income. Nevertheless, if the Partnership were a PTP and the Partnership’s qualifying income was less than 90% of the Partnership’s gross income, the major consequences of corporate tax treatment would be that, in addition to being taxed when distributed to you, the Partnership’s income would be subject to corporate income tax and the Partnership’s losses would not be passed through its partners. If the Partnership is taxed as a corporation, and particularly if the PTP classification is made retroactively, corporate taxation would have a substantial adverse effect on your after-tax return on your investment. Furthermore, the IRS would treat a change in tax status from a Partnership to a PTP taxable as a corporation as an exchange that could give rise to tax liabilities for the Partnership’s members if the Partnership’s debt exceeded the tax basis of the Partnership’s assets at the time of the change in tax status — even though partners likely would not receive cash distributions from the Partnership to cover such tax liabilities. In addition, the Partnership’s distributions would be classified as portfolio income (dividends) rather than passive activity income and thus would not be eligible to be offset by passive activity losses attributable to the Partnership or other activities giving rise to passive activity losses.

The effect of a partnership being classified as a corporation for federal income tax purposes is that its partners would be treated as unitholders of a corporation, with the result, among other things, that: (i) items of income, gain, loss, deduction and credit of the partnership would not flow through to its partners for reporting on their individual federal income tax returns; (ii) cash distributions, if any, would be treated as distributions by a corporation in respect of its stock, and such distributions would be taxable to the partners as dividends to the extent of current or accumulated earnings and profits of the partnership; and (iii) the taxable income of the partnership would be subject to the federal income tax on corporations thereby reducing cash distributions.

The discussion that follows is based on the assumption that the Partnership will be classified as a partnership and not as a corporation for federal income tax purposes. The discussion also assumes that if the Partnership has 100 or more partners, the Partnership will not elect under Code Section 773 the special tax reporting and computation methods of large partnerships. Electing large partnerships combine most items of partnership income, deduction, credit and loss at the partnership level and pass through that amount to the partners.

Tax Consequences of Interest Ownership

General

No federal income tax is generally paid by a partnership as an entity. Instead, each partner is required to report on his income tax return his distributive share of a partnership's income, gain, loss, deduction or credit (and items of tax preference), regardless of whether any actual distribution is made to that partner during his taxable year. Consequently, a partner's share of a partnership's taxable income (and the tax liability thereon) may exceed the cash, if any, actually distributed to that partner. Conversely, actual (or constructive) distributions of cash from a partnership will be taxable only to the extent that such distributions exceed the adjusted basis of the partner's interest in the partnership, regardless of whether the partnership has current income. The characterization of an item of income or loss generally will be the same for the partners as it is for the partnership.

A Partner's distributive share of items of income, gain, loss, deduction or credit will be determined in accordance with the allocations set forth in the Partnership Agreement as long as such allocations are recognized for federal income tax purposes. See "Tax Consequences of Interest Ownership - Allocations of Income and Losses" below. Subject to the at-risk rules, the passive activity loss limitation and the investment interest limitation, each Partner will be entitled to claim as a deduction his distributive share of the Partnership's net losses, if any, to the extent of that Partner's adjusted basis in his Interests as of the end of such taxable year. See "Tax Consequences of Interest Ownership – Tax Basis of Interests" below. To the extent that a Partner's share of Partnership losses exceeds the adjusted basis of the Partner's Interests, such excess losses cannot be utilized in that year by that Partner for any purpose, but are allowed as a deduction (subject to the limitations described above) only when that Partner's adjusted basis for his Interests at the end of any year exceeds zero (before reduction by the suspended loss).

Tax Basis of Interests

A Partner's basis for his interest in the Partnership initially will be equal to the amount of his cash contributions to the Partnership. Subsequently, a Partner's basis will adjust to reflect certain Partnership transactions. A Partner's basis will be increased by: (i) any additional capital actually paid to the Partnership by that Partner; (ii) that Partner's distributive share of the Partnership's income; (iii) that Partner's distributive share (based on that Partner's ongoing interest in Partnership profits) of any Partnership indebtedness with respect to which no Partner bears the economic risk of loss ("non-recourse debt"), but such increase will be limited to the fair market value of the properties securing such indebtedness; and (iv) that Partner's share of the Partnership's recourse indebtedness, if any, with respect to which that Partner bears the economic risk of loss. A Partner's basis will be decreased, but not below zero, by: (A) the amount of that Partner's distributive share of items of Partnership loss and deduction; (B) the amount of any money distributed, or constructively distributed, to that Partner; and (C) the adjusted basis of properties other than money distributed to that Partner. A reduction in the amount of a Partner's share of Partnership indebtedness will be treated as a constructive cash distribution to that Partner and will reduce the basis of that Partner's interest in the Partnership.

Income and Losses from Passive Activities

The Code characterizes certain investment activities as producing either passive or portfolio income or loss. Passive income and loss arise from a passive activity, which is any activity that involves the conduct of any trade or business and in which the taxpayer does not materially participate. No Limited Partner will be deemed to materially participate in the activities of the Partnership, and therefore, the income from the Partnership will be passive income, and any loss will be a passive loss. To the extent that a Limited Partner has passive losses from other activities, he should be able to offset those passive losses against his allocable share of the Partnership's income. The Code limits the ability to deduct passive losses; generally, losses and credits from passive activities may not be offset against income or tax attributable to active or portfolio activities but may only be offset against income and tax attributable to other passive activities. Interest expense attributable to passive activities will not be subject to the limitation on investment interest expense deductions. See "Tax Consequences of Interest Ownership - Limitation on Interest Deductions" below.

Losses and credits disallowed by the passive activity rules are suspended and may be carried forward and treated as losses and credits from passive activities in each successive taxable year until offset by income from passive activities or allowed against other income as a result of the complete disposition of the taxpayer's interest in that activity. When a taxpayer's entire interest in an activity is disposed of in a taxable transaction (other than to a related party), any remaining suspended loss incurred in connection with that specific activity is allowed in full, first against income or gain from such activity during the year of disposition, second against net income or gain from all other passive activities and thereafter against income from all sources, including active income. A disposition can occur through a partnership's disposition of a passive activity or through a partner's disposition of his entire partnership interest.

Section 1411 of the Code imposes an additional 3.8% net investment income tax on the lesser of (i) an individual or entity’s net investment income for the tax year, or (ii) the excess, if any, of modified adjusted gross income (as defined by Section 1411 and the Treasury Regulations thereunder) for the tax year, over the applicable threshold amount. Net investment income includes income passed through by a partnership to its partners (less any deductions properly allocable to such income) which is attributable to passive activities. Section 469 of the Code defines passive activities to mean generally activities in which the taxpayer does not materially participate. Any taxable income allocated to Partners will be characterized as passive income, and accordingly, such income may be subject to the net investment income tax under Section 1411. Net investment income also includes gain on the sale of a passive activity partnership interest and gross income from the investment of working capital, which may be allocated to Investors.

Portfolio income generally includes interest, dividends and royalties, as well as the gain or loss attributable to the disposition of property that produces such interest, dividends or royalties, or gain or loss attributable to the disposition of property that is held for investment. Interest earned by the Partnerships on funds held in reserve, on mortgage loans, or mezzanine debt financing will be characterized as portfolio income, and this characterization will be passed on to the Partners.

Application of At-Risk Limitations

Generally, Code Section 465 limits losses that a taxpayer can claim in certain enumerated activities to the amount that the taxpayer has at risk with respect to such activities. Losses that are disallowed in any year because of the at-risk limitations are carried over to succeeding years and can be used in those years to the extent that the Partner's at-risk amount has increased. A taxpayer is considered at risk in any activity with respect to (i) the net amount of money and the adjusted basis of property contributed by the taxpayer to the activity and (ii) any amount with respect to the activity if the taxpayer is considered personally liable for the repayment of that amount. A taxpayer's at-risk amount is increased by profits earned in the activity and decreased by losses occurring in the activity. If a taxpayer's amount at risk at the end of any tax year is less than zero, the taxpayer is required to include such amount in gross income.

Limitation on Interest Deductions

The deductibility of a taxpayer's investment interest expense generally is limited to the amount of such taxpayer's net investment income. Investment interest expense does not include any interest expense that is taken into account in determining the income or loss from a passive activity, but does include: (i) interest on indebtedness incurred or continued to purchase or carry property held for investment; (ii) a partnership's interest expense attributable to portfolio income under the passive loss rules; and (iii) the portion of interest expense incurred or continued to purchase or carry an interest in a passive activity to the extent attributable to portfolio income (within the meaning of the passive loss rules). A partner would treat as investment interest his allocable portion of the partnership's total interest expense attributable to the partnership's gross portfolio income less deductible expenses directly connected with that portfolio income. Under the Treasury Regulations, indebtedness of a taxpayer generally is allocated among the taxpayer's activities by tracing the proceeds of such indebtedness. A detailed discussion of the tracing rules contained in the Treasury Regulations is beyond the scope of this discussion. Consequently, Limited Partners who intend to finance the purchase of Interests with borrowed funds should consult their own tax advisors before borrowing such funds and should maintain careful records of any indebtedness they incur to carry or acquire Interests, because the interest on such indebtedness may be investment interest to the extent the Partnership does not engage in a passive activity or to the extent of any portfolio income received from the Partnership. See "Tax Consequences of Interest Ownership - Income and Losses From Passive Activities" above.

Net investment income includes gross income from property held for investment and amounts treated as gross portfolio income pursuant to the passive loss rules, less deductible expenses (other than interest) directly connected with the production of investment income. Net capital gain attributable to the disposition of property held for investment is excluded from investment income for purposes of computing the investment income limitation, except that a taxpayer may elect to include the net capital gain in investment income if the taxpayer also reduces his net capital gain by the same amount. Investment interest deductions that are disallowed may be carried forward and deducted in subsequent years to the extent of net investment income in such years.

Cash Distributions

Under Code Section 731, cash distributions by the Partnership to a Partner will generally not result in taxable gain to that Partner unless the distributions exceed the Partner's adjusted basis for his Interests in the Partnership, in which case the Partner will recognize gain in the amount of such excess. Gain, if any, resulting from Partnership cash distributions will be treated as a gain from the sale or exchange of the Partnership Interests. See "Transfers and Liquidation – Sale of Interests" below.

A reduction in a Partner's share of Partnership non-recourse indebtedness or of any Partnership recourse indebtedness for which such Partner may bear ultimate liability will be treated as a constructive cash distribution to such Partner to the extent of such reduction. If a constructive distribution exceeds a Partner's adjusted basis in such Partner's Interests in the Partnership at that time, such Partner will recognize gain as described above. The Partnership will not have an obligation to distribute any money to assist the Partners in paying the tax on any such gain.

Economic Motivation of the Transaction

Code Section 183 provides that deductions attributable to "activities not engaged in for profit" are allowed only to the extent of (i) interest, taxes and other deductions allowable under the Code without regard to whether a profit motive exists ("Special Deductions"), and (ii) gross income in excess of Special Deductions in connection with such activity. The Treasury Regulations issued under Code Section 183 list the following factors that normally are taken into account in determining whether an activity is engaged in for profit: (A) the manner in which the taxpayer conducts the activities; (B) the expertise of the taxpayer or the taxpayer's advisor; (C) the time and effort the taxpayer spends in the activity; (D) the taxpayer's success in similar activities; (E) the taxpayer's history of income or loss with respect to the activity; (F) the profits earned; (G) the taxpayer's financial status; and (H) the expectation that the assets used in the activity may appreciate in value. Additional factors also may be considered. Finally, Code Section 183 contains a safe harbor provision, which may be applicable to the Partnership, which presumptively treats an activity as engaged in for profit if the Partnership's activities generate a profit for tax purposes in any three of five consecutive taxable years.

Ultimately, whether a taxpayer possesses the requisite profit motive in making an investment is a question of fact. With respect to a limited partnership, the profit expectations of the limited partnership, rather than those of the partners, generally are determinative. The ultimate economic effect of an investment in the Partnership depends primarily on the ability of the Partnership to make investments that are profitable. Although the Partnership believes that its investments will be profitable, the IRS may challenge the Partnership's deductions based upon an assertion that the activities contemplated herein are not engaged in for profit.

Unrelated Business Taxable Income

Organizations generally exempt from federal income taxation under Code Sections 501(a) and 401 (including qualified pension, profit-sharing and stock-bonus plans, Keogh plans and individual retirement accounts (IRAs)) may, nevertheless, be taxable on their allocable share of income to the extent such income constitutes "unrelated business taxable income" ("UBTI"). Subject to certain exceptions described below, UBTI is defined as the gross income derived by such a tax-exempt entity from an unrelated trade or business (including a trade or business conducted by a partnership of which the tax-exempt entity is a partner), less the deductions directly connected with that trade or business. UBTI generally does not include dividends, interest, certain types of rents from real property and gain or loss derived from the sale of property (other than gain or loss derived from the sale of inventory and property sold to customers in the ordinary course of a trade or business), but does include operating income from certain businesses owned directly or through entities treated as transparent for United States federal income tax purposes. Fee income actually received or deemed to be received by the Partnership or a tax-exempt Limited Partner may be treated as UBTI in certain circumstances.

If a tax-exempt entity's acquisition of Interests is debt-financed, or the Partnership or any subsidiary of the Partnership incurs "acquisition indebtedness" that is allocated to the acquisition of a Property (which the Partnership anticipates), then UBTI includes a percentage of gross income (less the same percentage of deductions) derived from such acquisition or acquired Property, regardless of whether such income would otherwise be excluded from UBTI as dividends, interest, rents, gain or loss from the sale of eligible property or similar income. The percentage referred to above is, in the case of operating income, the average amount of acquisition indebtedness for a taxable year with respect to a property over the average adjusted basis for such year for the property or, in the case of a sale of a property, is the highest amount of indebtedness outstanding for the 12-month period prior to the sale with respect to the property over the average adjusted basis for such year for the property. Acquisition indebtedness includes the amount of (i) any mortgage or lien to acquire property or to which the property is subject at the time of its acquisition, and (ii) indebtedness incurred after the acquisition or improvement of any property if (A) the indebtedness would not have been incurred but for such acquisition or improvement and (B) the incurrence of the indebtedness was reasonably foreseeable at the time of the acquisition or improvement.

Although we have attempted to structure the Partnership and its operations in a manner intended to avoid the realization of UBTI, there can be no assurance that such attempt will be successful if challenged by the Internal Revenue Service. Tax-exempt Investors are urged to consult with their own tax advisor in this regard.

To the extent that the Partnership's investments generate UBTI, such UBTI would flow through to IRAs or other qualified retirement plans, such as Keogh Plans. An IRA, Keogh Plan or other tax-exempt entity may be required to make payments, including estimated payments, and file an income tax return for any taxable year in which it has UBTI. To file an income tax return, it may be necessary for an IRA, Keogh Plan or other tax-exempt entity to obtain an employer identification number. The Partnership is not required to avoid creating UBTI or to mitigate the effects of UBTI on its Partners. As such, Benefit Plan Investors and any other tax-exempt Investors are strongly encouraged to consult their own tax advisors regarding the advisability of an investment in the Partnership.

SINCE THE PARTNERSHIP IS GENERALLY NOT REQUIRED TO AVOID CREATING UBTI, TAX-EXEMPT INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE ADVISABILITY OF, AND REPORTING REQUIREMENTS ASSOCIATED WITH, AN INVESTMENT IN THE PARTNERSHIP.

Ordinary Income or Capital Gain

The Code contains a progressive tax rate structure. The maximum stated federal tax rate applicable to individuals for ordinary income for tax years beginning after December 31, 2017 and before January 1, 2026 is 37%. Capital gains, i.e., gains realized with respect to capital assets held for more than 12 months for years commencing after December 31, 2012, however, are taxed at a maximum marginal rate of 20% for individuals. The Code also provides, however, that the portion of long-term capital gain arising from the sale or exchange of depreciable real property that constitutes unrecaptured Section 1250 gain will be taxed at a maximum marginal rate of 25% rather than 20%. Individual taxpayers and corporations may generally use capital losses to offset capital gains. Individual taxpayers may, in the absence of capital gains, deduct capital losses against ordinary income on a dollar-for-dollar basis up to a maximum annual deduction of $3,000 ($1,500 in the case of a married individual filing a separate return). An individual taxpayer may carry an excess capital loss forward (but not back) until the loss is used. Any excess capital loss of a corporation may not be carried back but may be carried forward indefinitely following the loss year. The rates in this paragraph do not include the net investment income tax of 3.8% that may apply to a Limited Partner's income or gain from the Partnership.

The treatment of any gain or loss of the Partnership to a Partner on the sale, exchange or other disposition of a Property will be dependent upon all of the facts and circumstances existing at the time of disposition. Depending upon decisions of the Partnership with respect to the use and disposition of a Property, the Property should be classified as either: (i) a capital asset held for investment; (ii) property held for use in a trade or business; or (iii) property held primarily for sale to customers in the ordinary course of the Partnership's business. The characterization of a Property upon its sale or other disposition will depend upon all of the facts and circumstances at the time of disposition. If a Property is treated as held for sale to customers in the ordinary course of business, and therefore the Partnership is treated as a dealer, the gains or losses on the sale will be ordinary income or loss. If the Property is treated as held for investment, the gains or losses will be capital gains or losses, which gain or loss will be "long-term" if the Property is held for more than one year. If a property is treated as held for use in a trade or business, it may be treated as capital gain or ordinary income depending on the nature of other such income of a Partner.

The General Partner intends to classify all of the Partnership’s Properties as capital assets held for investment. However, because the General Partner anticipates the periodic sale of Properties as part of its management of the Property portfolio, and to generate cash to fund redemptions of Interests, there can be no assurance that the IRS will not take the position that some or all of the Partnership’s Properties are held primarily for sale to customers in the ordinary course of the Partnership’s business. Because the determination of treatment of the gains or losses depends on the facts and circumstances, the Partnership cannot offer any conclusions as to the treatment of the gains and losses from the sale of Properties by the Partnership.

Alternative Minimum Tax

Individual taxpayers are subject to an "alternative minimum tax" if such tax exceeds the individual's regular income tax. Generally, alternative minimum taxable income is the taxpayer's adjusted gross income increased by the amount of certain preference items less certain itemized deductions. The Partnership will likely generate certain preference items. Depending on a Partner's other items of income, gain, loss, deduction and credit, the impact of the alternative minimum tax on a Partner's overall federal income tax liability may vary from no impact to a substantial increase in income tax. Accordingly, each prospective Investor should consult with his tax advisor regarding the impact of an investment in the Partnership on the calculation of his alternative minimum tax, as well as on his overall federal income tax liability.

Allocations of Income and Losses

Under Code Section 704(b), a Partner's distributive share of income, gain, loss, deduction or credit (or any item thereof) will be determined in accordance with the Partnership Agreement only if that allocation under the agreement has "substantial economic effect." In determining whether an allocation has substantial economic effect, the principal considerations are (i) whether the allocation actually affects the eventual amount of money or other property allocable to a partner (i.e., has economic effect), without regard to tax consequences, and (ii) whether the effect described in (i) is substantial. If an allocation under a Partnership Agreement does not have substantial economic effect, the IRS will reallocate profits and losses among the Partners in accordance with their respective interests in the Partnership, determined by taking into consideration all facts and circumstances.

The allocations of profits and losses under the Partnership Agreement should be deemed to have "substantial economic effect," as that term is defined in the Treasury Regulations. In addition, the Treasury Regulations require a limited partnership, in which the limited partners are not required to make up their deficit capital accounts, to have a "qualified income offset," as that term is used in the Treasury Regulations. The Partnership Agreement contains such a provision.

Although an allocation of losses attributable to non-recourse liabilities cannot technically have economic effect because no partner bears the actual risk of economic loss, an allocation of such losses is deemed to have economic effect if four requirements are met: (i) the economic effect requirements listed above are satisfied throughout the full term of the partnership; (ii) the allocation of non-recourse deductions among the partners is reasonably consistent with allocations of other significant partnership items; (iii) a "minimum gain charge-back" (as defined in the Treasury Regulations) is provided for in the Partnership Agreement; and (iv) all other material allocations and capital account adjustments under the Partnership Agreement are recognized under the Treasury Regulations. These requirements are satisfied under the terms of the Partnership Agreement, and if the Partnership has non-recourse deductions, the allocation will have economic effect.

Tax Treatment of Partnership Operations

Taxable Year and Method of Accounting

Under the Code, the Partnership will be required to report its operations on a calendar year basis and will be required to use the accrual method of accounting. Under the accrual method of accounting, income is included in the taxable year when "all events" have occurred which fix the right to receive such income and the amount thereof can be determined with reasonable accuracy. Consequently, taxable income is required to be recognized as it is earned, notwithstanding the fact that the cash associated with such income may have not been received. Thus, a Partner's share of the Partnership's taxable income for a period may be in excess of the cash actually received by that Partner.

In general, deductions under the accrual method are allowed for the taxable year in which "all events" have occurred that establish the fact of the liability giving rise to such deduction, so long as the amount thereof can be determined with reasonable accuracy. Thus, interest and other expenses, to the extent not capitalized, must be deductible or amortized as accrued, regardless of when paid. Certain liabilities are not considered to be incurred, however, any earlier than the time that "economic performance" with respect to such item occurs. As an example, economic performance for property or services to be provided to the Partnership by another person should occur when such person actually provides such property or services.

Fees Payable to the General Partner

The IRS has challenged successfully the deduction by partnerships of certain guaranteed payments made to general partners. The General Partner will receive various fees for services to be rendered in administering the Partnership's business and affairs. If questioned, the deduction for the fees would depend, in part, on a factual determination as to the nature of the services actually performed, an inquiry which cannot be predicted with certainty. As a consequence of the factual nature of the question, no assurances can be given with respect to the deductibility of such fees. See "Tax Treatment of Partnership Operations - Organizational and Syndication Costs" below. Although the General Partner believes that the amount of the fees charged is reasonable based on the services and intends to deduct rather than capitalize such fees to the extent properly deductible, no assurance can be given that the IRS will not seek to treat the various fees that the Partnership deducts as constituting an allocation of income, a distribution of capital, or a capitalizable expense.

Organizational and Syndication Costs

Code Section 709(a) requires that expenses paid in connection with the organization and syndication of a partnership be capitalized without the benefit of amortization. Regulations under Section 709(a) include within the definition of organization and syndication expenses legal fees of the issuer (the General Partner) for securities law advice and for tax advice pertaining to the adequacy of tax disclosures in the placement memorandum and accounting fees for the preparation of representations to be included in the Offering materials.

Notwithstanding the foregoing, the Partnership may elect to treat certain organizational expenses (but not syndication expenses, such as selling commissions, professional fees for preparing this Offering Circular and printing costs) as deferred expenses and amortize them over a period of 180 months. It is within the General Partner's discretion whether such an election will be made for the Partnership.

Some of the expenses that will be incurred by the Partnership will be difficult to classify under the Treasury Regulations. Accordingly, no opinion has been or will be received from counsel regarding the capitalization, deduction or amortization of the various organizational and syndication fees.

Transfers and Liquidation

Sale of Interests

The treatment of the gain or loss from the sale of Interests by a Limited Partner will depend on whether the appreciation on the Interests is attributable to appreciation of property treated as property held for use in a trade or business, held for investment or held for sale to customers in the ordinary course of business. This will depend on the facts and circumstances of the holding of the property by the Partnership. See "Tax Consequences of Interest Ownership - Ordinary Income or Capital Gain" above. The amount of income realized on the sale of Interests will be the sales price received by the Limited Partner, plus that Limited Partner's allocable share of Partnership indebtedness relieved, less the adjusted basis of the Interests in the Limited Partner's hands. A portion of any gain may also be characterized as recapture of depreciation.

In the event of a Limited Partner's sale or other transfer of Interests, the distributive share of Partnership income, gain, loss, deduction or credit for the entire year allocable to such Interests generally will be allocated between the transferor and the transferee, based upon the period of time during the taxable year that each owned such Interests, notwithstanding the timing or amounts of any Partnership distributions.

The Limited Partners may not be able to sell their Interests. It is not anticipated that a market will develop for Interests, and the Partnership Agreement contains severe restrictions on their sale. See "Summary of the Limited Partnership Agreement."

Gift of Interests

Generally, no gain or loss is recognized for income tax purposes as a result of a gift of property. If a gift of Interests is made at a time when a Partner's allocable share of the Partnership's indebtedness exceeds the adjusted basis of the Interests in the Limited Partner's hands, that Limited Partner will realize gain for income tax purposes to the extent of such excess. Such gain generally will be treated as ordinary income. Gifts of Interests also may be subject to a gift tax.

Liquidation of the Partnership

Upon the Partnership's liquidation, gain to a Partner on the distribution will be recognized to the extent that any money received, together with any reduction in such Partner's share of Partnership indebtedness, exceeds such Partner's adjusted basis in the Interests. A loss will not be recognized unless the Partner receives no property in the distribution other than money, unrealized receivables or appreciated inventory, and then only to the extent that the money and the basis to the Partner of the unrealized receivables and appreciated inventory are less than the adjusted basis of the Interests in the Partner's hands.

Code Section 754 Election

A partnership is permitted to make an election under Code Section 754, which results in various items of partnership income, gain, loss, deduction and credit being treated differently for tax purposes than for accounting purposes. Under that election, the Code provides for adjustments to the basis of partnership property for measuring gain upon distributions of partnership property and transfers of any partnership interests. The general effect of such an election is that transferees of any partnership interests are treated, for purposes of computing depreciation and gain, as though they had acquired a direct interest in the partnership assets and the partnership is treated for such purposes, upon certain distributions to partners, as though the partnership had acquired a new cost basis for such assets. Any such election, once made, cannot be revoked without the IRS's consent.

In view of the inherent tax accounting complexities and the substantial expense that would be incurred in making a Code Section 754 election, the General Partner does not intend at present to make such an election on the Partnership's behalf, although the Partnership Agreement empowers it to do so. Therefore, no benefits may be available to the Partners by reason of such adjustments.

Administrative and Compliance Matters

Audit Risk

The IRS has adopted a policy of auditing, selectively, a large number of partnership information returns. In view of the IRS's audit programs, the Partnership's information return may be selected for audit. If the IRS audits the Partnership's information return, it is likely that the IRS will make corresponding adjustments to the Partners' income tax returns. It is also more likely that the Limited Partners' returns also will be audited.

Resolution of Disputes Involving Partnership Items

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss, deduction and credit are determined at the partnership level in a unified partnership proceeding rather than in separate proceedings with the partners. The Code provides for one partner to be designated as the “Partnership Representative” for these purposes. The Partnership Agreement appoints the General Partner as the Partnership Representative for the Partnership.

The Partnership Representative is entitled to make certain elections on behalf of the Partnership and Limited Partners and can extend the statute of limitations for assessment of tax deficiencies against Limited Partners with respect to Partnership items. The Partnership Representative may bind the Partnership and Limited Partners to a settlement with the IRS without the participation or consent of the Limited Partners in such proceeding. The Partnership Representative has the sole discretion whether to seek judicial review (to which all the Limited Partners are bound) of a final partnership administrative adjustment.

The Limited Partners generally will be required to treat Partnership items on their personal federal income tax returns consistent with the treatment of the items on the Partnership's information return. In general, this consistency requirement is waived if a Limited Partner files a statement with the IRS identifying the inconsistency. Failure to satisfy the consistency requirement, if not waived, will result in an adjustment to conform the Limited Partner's treatment of the item to its treatment on the Partnership's information return. Even if the consistency requirement is waived, adjustments to a Limited Partner's tax liability with respect to Partnership items may result from an audit of the Partnership's or the Limited Partner's tax return. Intentional or negligent disregard of the consistency requirement may subject a Limited Partner to substantial penalties.

The Partnership Agreement provides that if the Partnership is audited, each Limited Partner will take into account and report to the IRS any adjustment to their items for the reviewed year as notified to them by the Partnership, even if such Limited Partner does not own an interest in the Partnership in the year of notification. Any Limited Partner that fails to report its share of such adjustments on its tax return for such taxable year shall indemnify the Partnership against any tax, interest and penalties collected by the IRS from the Partnership as a result of such Limited Partner’s failure.

Potential Penalties

Taxpayers are subject to an understatement penalty if the taxpayer's actual federal income tax liability is understated by the greater of $5,000 or 10% of the tax required to be shown on the return. If applicable, the penalty is equal to 20% of the understatement. This penalty applies in the case of negligence, substantial understatements or substantial valuation misstatements. There are broad exceptions to this penalty provision, which applies different standards based on whether the item giving rise to the tax understatement resulted from a “tax shelter.” The term “tax shelter” is defined to include a partnership if a significant purpose of such partnership is the avoidance or evasion of federal income tax. Although the purpose of a partnership is a question of fact, the General Partner believes that a significant purpose of the Partnership is not the avoidance or evasion of federal income tax. Therefore, the Partnership should not be classified as a tax shelter for purposes of the understatement penalty.

Generally, if a tax shelter does not exist, the understatement penalty may be reduced by an amount attributable to the tax treatment of an item if (i) "substantial authority" supports such treatment, or (ii) the relevant facts affecting the item's tax treatment are adequately disclosed in the tax return and a reasonable basis for such tax treatment exists. The Code does not contain a definition of "substantial authority." The Treasury Regulations provide that "substantial authority" exists for the tax treatment of an item only if the weight of authorities supporting the treatment is substantial in relation to the weight of authorities supporting contrary positions. The standard of "substantial authority" is less stringent than "more likely than not" and more stringent than a "reasonable basis" standard. The position must be "stronger than one that is arguable but fairly unlikely to prevail in court." The General Partner could take legal positions in filing the Partnership's federal income tax information return that authority for a particular legal position is substantial authority for purposes of the penalty. The IRS could challenge such a position, and no assurance can be given that the General Partner's judgment in such matters would be sustained if tested in court.

If a tax shelter does exist, the understatement penalty will not be reduced even with adequate disclosure of the relevant facts on the tax return. Rather, an understatement with respect to a tax shelter will be reduced only if, in addition to being supported by substantial authority, the taxpayer reasonably believed that treatment of such items on his return was "more likely than not" the proper treatment.

Several other penalties could be applicable to the Partnership or Limited Partners. For example, the Code contains penalties for failing to include correct information on the Partnership's information return and for failing to report on a Partner's income tax return any amount reported on the Partnership's information return (which is considered negligence in the absence of clear and convincing evidence to the contrary).

Possible Changes in Federal Tax Laws

Significant changes have been made in the Code in recent years. The Treasury Department's position regarding many of those changes must await publication of interpretive and legislative regulations, some of which may not be forthcoming for some time. Generally, those interpretations then will be subject to review by the courts if taxpayers and their representatives believe the interpretations do not conform to the Code. Some Treasury Regulations, however, may have the force and effect of law and, as a result, may be beyond the judicial review powers of federal courts.

The Code is also subject to further change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in Treasury Regulations and by the IRS through its audit policy, announcements and published and private rulings. Although significant changes historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in the Partnership would be limited to prospective, and not retroactive, effect. Accordingly, the ultimate effect on a Limited Partner's tax situation may be governed by laws, regulations or interpretations of laws or regulations that have not yet been proposed, passed or made, as the case may be.

Investment by Foreign Persons

The rules governing the federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign Investors ("foreign persons") are complex, and no attempt has been made in this Offering Circular to provide a discussion of those rules. Prospective Investors that are foreign persons should consult with their tax advisors to fully determine the impact on them of United States federal, state and local income tax laws.

It should be noted, however, that there is imposed a withholding requirement on allocations of income by a partnership to a foreign partner where the partnership has effectively connected income to a United States trade or business. In addition, the disposition of the Partnership's investments or disposition of Interests will give rise to a withholding requirement.

State and Local Taxes

In addition to the federal income tax consequences described above, prospective Investors should consider potential state and local tax consequences of an investment in the Partnership. State and local laws often differ from federal income tax laws with respect to the treatment of specific items of income, gain, loss, deduction and credit. The Partnership may be subject to state and/or local tax (including unincorporated business tax), depending on the location and scope of the Partnership's activities. In addition, a state in which a Partner is not a resident but in which the Partnership may be deemed to be engaged in business may impose a tax on that Partner with respect to his share of Partnership income derived from that state. Under some circumstances, a Partner with tax liabilities to more than one state may be entitled to a deduction or credit for taxes paid to one state against the tax liability to another.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING STATE AND LOCAL TAX MATTERS.

ERISA ASPECTS OF THE OFFERING

Introduction

The following is a brief summary of what the General Partner believes are the most significant risks under ERISA involved in an investment in the Partnership. The Partnership is not providing ERISA counsel or advice in an investment in the Partnership and, as such, no representations or warranties are being made regarding the appropriateness of such investment by a prospective Investor. Each prospective Investor is strongly urged to review the material and to discuss with his ERISA advisors the consequences to him under ERISA of an investment in the Partnership.

Generally, when an employee benefit plan, as defined in Section 3(3) of ERISA, a plan described in Section 4975(e)(1) of the Code (including an individual retirement account (“IRA”)), or an entity whose underlying assets include plan assets by reason of a plan’s investment in such entity (each a “Benefit Plan”) invests in another entity, the Benefit Plan’s assets include its investment, but do not, solely by reason of such investment, include any of the underlying assets of the entity. However, in the case of a Benefit Plan’s investment in an equity interest of an entity that is neither a publicly-offered security nor a security issued by an investment company registered under the Investment Company Act, both the equity interest, as well as an undivided interest in each of the underlying assets of the entity, may be considered assets of the Benefit Plan. This is generally referred to as the “plan asset rule.” Because the Interests will not qualify as publicly-traded Interests and will not be issued by an investment company registered under the Investment Company Act, the application of the plan asset rule has potentially unfavorable consequences for each Benefit Plan Investor and the General Partner, as the entity that controls the Partnership.

Notwithstanding the foregoing, the plan asset rule will not apply to the investment in the Partnership if the Interests are treated as debt, if the aggregate investment by Benefit Plans is not substantial or if the Partnership is determined to be an operating company. Based on discussions with counsel, the General Partner believes that the aggregate investment by Benefit Plans will not be substantial.

The assets of a Benefit Plan will not include the underlying assets of the Partnership if the equity interests held by all Benefit Plans of any class of equity interests in the Partnership is at all times less than 25% of the value of such class. (For purposes of this determination, the value of an equity interest in the Partnership held by any person (or an affiliate of such person), other than a Benefit Plan, who has discretionary authority or control with respect to the assets of the Partnership or any person who provided investment advice for a fee, direct or indirect, with respect to such assets, will be disregarded.) The General Partner does not anticipate that Interests representing 25% or more of all outstanding Interests will be owned by Benefit Plans. However, it is possible that future sales of Interests may result in Benefit Plans owning 25% or more of the total value of the Interests, upon the occurrence of which the aggregate investment by Benefit Plans would be considered “significant” and the plan asset rule, as described above, would apply. The Partnership Agreement provides the General Partner with the authority to redeem the Interests of Benefit Plans if, in its sole and absolute discretion, it determines that such redemption is necessary to ensure that the investment by Benefit Plans is not substantial, thereby allowing the Partnership and its Investors to avoid implicating the plan asset rule.

Alternatively, if the Partnership is determined to be an operating company, the plan asset rule will not apply. An “operating company” is defined for these purposes as an entity primarily engaged in the production or sale of a product or service other than the investment of capital. It is anticipated that the Partnership will qualify as an operating company. However, the General Partner will exercise its authority to limit the sale of Interests to Benefit Plans, or redeem a portion of the outstanding Interests held by Benefit Plans, to ensure that the total investment by Benefit Plans in any class of equity interests in the Partnership is not substantial.

ERISA Risks to Benefit Plans

Benefit Plans proposing to purchase Interests should consider the risks under the provisions of ERISA on their proposed investment, including the possible impact of ERISA’s fiduciary responsibility, and the prohibited transaction rules under ERISA and the Code.

As a general matter, ERISA does not bar Benefit Plans from investing in any specific type of investment. Instead, ERISA requires, among other things, that a plan fiduciary invest plan assets prudently and in accordance with plan documents, and diversify the plan’s investment. For these purposes, a “fiduciary” includes any person who exercises authority or control respecting the management or disposition of plan assets and any person who provides investment advice with respect to such assets for a fee, whether received directly or indirectly from the plan. Therefore, a trustee or other fiduciary of a Benefit Plan (other than an IRA, church plan, a governmental plan or such other plan not subject to Title I, Part 4 of ERISA) should determine whether an investment in the Partnership is appropriate for that particular plan in view of its overall investment policy, the composition and diversification of its portfolio of Properties and its anticipated liquidity needs. In addition, the fiduciary should consider whether such an investment is permissible under the terms of the plan and related trust agreement, and, if so, whether the investment is in accordance with the documents and instruments governing such qualified plan. In considering an investment in the Partnership of a portion of the assets of a Benefit Plan (other than an IRA, church plan, a governmental plan or such other plan not subject to Title I, Part 4 of ERISA), a fiduciary should specifically consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (ii) whether, under Section 404(a)(1)(B) of ERISA, the investment is prudent, considering the nature of the investment in the Partnership and the compensation structure of the Partnership, and the facts the Partnership has had no history of operations and there is not expected to be a market created in which the fiduciary can sell or otherwise dispose of the Interests and; (iii) whether the investment is made solely in the interest of plan participants and for the exclusive purpose of providing benefits to participants and their beneficiaries. If the plan asset rule described in the preceding section is applicable, this evaluation will require that the fiduciary determine whether the Benefit Plan’s undivided interest in the underlying assets of the Partnership constitutes a prudent investment for such plan or entity, taking into account each of the foregoing considerations. Failure of a fiduciary of a Benefit Plan (other than an IRA, church plan, a governmental plan or such other plan not subject to Title I, Part 4 of ERISA) to abide by its duties under ERISA may result in personal liability of the fiduciary to a plan for any losses to the plan resulting from the fiduciary’s breach of responsibility, and for restoration to the plan of any profits of the fiduciary that were made through the use of the assets of the plan by the fiduciary, as well as various excise taxes and penalties that may be imposed upon the fiduciary under the Code and ERISA.

In the case of a Benefit Plan that is an individual account plan and is intended to constitute a Section 404(c) plan under ERISA where a participant is permitted to, and in fact does, exercise independent control over the assets in his individual account, ERISA provides that such participant shall not thereby be deemed a fiduciary and that the plan’s fiduciaries are generally not liable for any investment loss that results from such exercise and control by the participant. Under such circumstances, the considerations by a fiduciary in making an investment in the Partnership should comply with the requirements of Section 404(c) of ERISA.

In addition to fiduciary responsibility rules under ERISA, both ERISA and the Code prohibit Benefit Plans from engaging in certain transactions with specified interested parties, including the fiduciaries of such plans. Such transactions include, but are not limited to, a sale or exchange of assets between a Benefit Plan and an interested party; the transfer to, or use by, an interested party of the income or assets of a Benefit Plan; or an act by a fiduciary whereby he deals with the income or assets of a Benefit Plan in his own interest. The Code imposes an excise tax upon certain interested parties who engage in such prohibited transactions. Accordingly, before purchasing Interests, trustees and other fiduciaries of Benefit Plans should carefully consider whether such investment is consistent with their fiduciary responsibilities, to the extent applicable, and whether it could result in a prohibited transaction under ERISA and the Code. Additionally, the General Partner or its affiliates generally should not cause any Benefit Plan with respect to which they may be fiduciaries to purchase Interests or otherwise invest in the Partnership.

ERISA Risks to General Partner

If the plan asset rule described above applies and the assets of the Partnership are deemed to be assets of a Benefit Plan, certain transactions between the Partnership and the General Partner (or its affiliates) could be characterized as “prohibited transactions” under ERISA and the Code, including the payment of compensation to the General Partner. As a result of the prohibited transaction rules, the investment opportunities available to the Partnership could be significantly limited. Additionally, if the assets of a Benefit Plan are deemed to include the underlying assets of the Partnership, the fiduciary responsibility provisions of ERISA governing the investment of plan assets, as discussed above, would become equally applicable to the assets of the Partnership. Consequently, the General Partner would be treated as a fiduciary with respect to the assets of the Partnership and would therefore be required to be bonded with respect to such assets. Furthermore, in this situation, an investment in the Interests by a Benefit Plan could also be deemed to be an improper delegation of investment authority to the General Partner and the trustee or other fiduciaries of such plan could become liable either directly, or under the co-fiduciary rules of ERISA, for the acts of the General Partner.

Redemption of Plan Interests

The General Partner will use reasonable efforts to cause the Partnership to be and remain organized in such a manner as to not be deemed to hold “plan assets” for purposes of ERISA. If at any time the General Partner reasonably believes that the assets of the Partnership are, or are about to become, “plan assets” for purposes of ERISA, the General Partner shall take such actions within its powers as the General Partner reasonably believes to be appropriate to preclude the assets of the Partnership from becoming “plan assets” under ERISA. If the General Partner reasonably determines that no such actions are reasonably available, the General Partner will promptly notify all of the Partners of the potential change in “plan assets” status for the Partnership and will cause the Partnership to redeem Interests of Benefit Plans, pro rata (based upon each remaining Benefit Plan’s ownership interest in the redeeming entity) or on such other basis as may be required to cause the total value of the investment by all Benefit Plans in the Partnership to be reduced below the applicable percentage threshold.

INVESTMENT COMPANY ACT CONSIDERATIONS

The Partnership is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”) as the Partnership will not be involved in activities subjecting it to the requirements of the Investment Company Act. The Partnership and the General Partner believe that the Partnership is exempt from registration under the Investment Company Act pursuant to an exemption set forth in Section 3(c)(9) of the Investment Company Act because substantially all of the Partnership’s business will consist of operating companies and not investment activities..

HOW TO SUBSCRIBE

Subscription Procedures

Subscriptions for the Class RA Partnership Interests shall be directed to [ESCROW AGENT] at:

[ADDRESS OF ESCROW AGENT]

In order to subscribe to purchase the Class RA Interests, a prospective investor must execute a subscription agreement and provide payment using the procedures indicated in the subscription agreement. By executing the subscription agreement and paying the total purchase price for our Class RA Interests subscribed for, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a "qualified purchaser", and that such subscription for Class RA Interests does not exceed 10% of the greater of such investor's annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Subscriptions will be effective only upon our acceptance and we reserve the right to reject any subscription in whole or in part.

Class RA Interests shall initially be sold at the price of $25.00 per Class RA Interest and after the first fiscal quarter following the qualification of the offering, Class A Interests will be sold at a price determined by the most recently published Net Asset Value.

Minimum Purchase Requirements

You must initially purchase at least $2,000 based on the current per Class RA Interest price. In order to satisfy this minimum purchase requirement, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs. You should note that an investment in our Class RA Interests will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code.

LEGAL MATTERS

Certain legal matters, including the validity of the Interests being offered, have been passed upon for us by Carman Lehnhof Israelsen LLP.

ADDITIONAL INFORMATION

We have filed with the SEC an offering statement under the Securities Act on Form 1-A regarding this offering. This offering circular, which is part of the offering statement, does not contain all the information set forth in the offering statement and the exhibits related thereto filed with the SEC, reference to which is hereby made.

Upon the qualification of the offering statement, we will be subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are registered pursuant to Regulation A. Accordingly, we will be required to make annual and semi-annual filings with the SEC. We will make annual filings on Form 1-K, which will be due by the end of March each year and will include audited financial statements for the previous fiscal year. We will make semi-annual filings on Form 1-SA, which will be due by September 30 each year, which will include unaudited financial statements for the six months from January 1st to June 30th. We will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors or certain types of capital-raising. We will be required to keep making these reports unless we file a Form 1-Z to exit the reporting system, which we will only be able to do if we have less than 300 limited partners of record and have filed at least one Form 1-K.

You may read and copy the offering statement, the related exhibits and the reports and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information regarding the operation of the public reference rooms. The SEC also maintains a website at www.sec.gov that contains reports, information statements and other information regarding issuers that file with the SEC.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC. We hereby incorporate by reference into this Offering Circular all such Supplements, and the information on any Form 1-K, 1-SA or 1-U filed after the date of this Offering Circular.

Additionally, we will provide to prospective Investors without charge, upon written request, a copy of any documents referred to in this Offering Circular and not attached as an exhibit. Any such request should be addressed to us at Make a Difference Ventures II Limited Partnership, 414 Church Street, Suite 308, Sandpoint, Idaho 83864.

The Offering is made solely by this Offering Circular. You must not rely on any document or oral representation other than this Offering Circular in evaluating the Offering or making an investment decision.

MAKE A DIFFERENCE VENTURES II LIMITED PARTNERSHIP

FINANCIAL STATEMENTS

Report of Independent Auditors

To the General Partner

Make a Difference Venture II, LP

Report on the Financial Statements

We have audited the accompanying financial statements of Make a Difference Venture II, LP (the Company), which comprise the balance sheet as of July 31, 2021, and the related statements of operations, changes in members’ equity, and cash flows for the period from February 5, 2021 (inception), to July 31, 2021, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Make a Difference Venture II, LP, as of July 31, 2021, and the results of its operations, changes in members’ equity, and cash flows for the period from February 5, 2021 (inception), to July 31, 2021, in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered losses from operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management's plans regarding those matters also are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Moss Adams LLP

Spokane, Washington September 29, 2021

MAKE A DIFFERENCE VENTURES II, LP

BALANCE SHEET

July 31, 2021

July 31, 2021
Assets
Current assets
Cash and cash equivalents	$275,493
Related party receivable	1,307
Prepaid expenses	4,861

Total current assets	281,661

Cryptocurrency	65,000
Technology deposit	200,000

Total assets	$546,661
Liabilities and members' equity
Current liabilities
Accounts payable & accrued expenses	$5,023
Accrued interest payable	9,850
Convertible note payable - related party, current portion, net of discount of $47,856	166,107

Total current liabilities	180,980

Convertible note payable - related party, non-current portion, net of discount of $35,227	300,710
Total liabilities	481,690

Commitments and contingencies

Members equity
General partner units, 1 unit authorized, 1 unit outstanding, $25 stated value	25
Limited Partner RD units, 11,000,000 units authorized, 2,020 units outstanding, $25 stated value	50,500
Limited Partner RA units, 3,300,000 units authorized, 0 units outstanding, $25 stated value	-
Limited partner RCF units, 220,000 units authorized, 0 units outstanding, $25 stated value	-
Additional members' equity	97,416
Accumulated deficit	(82,970)

Total members' equity	64,971

Total liabilities and members' equity	$546,661

See accompanying notes to the financial statements.

MAKE A DIFFERENCE VENTURES II, LP

STATEMENT OF OPERATIONS

For the period of February 5, 2021 (inception) to July 31, 2021

July 31, 2021

Revenue	$-

Operating expenses
Advertising & marketing	6,251
General and administrative	18,774
Professional fees	12,639
Software & technology	9,999
Travel	11,499
Total operating expenses	59,162

Loss from operations	(59,162)

Other expense
Interest expense	9,850
Finance fees	13,958
Total other expense	23,808

Net loss	$(82,970)

See accompanying notes to the financial statements.

MAKE A DIFFERENCE VENTURES II, LP

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the period of February 5, 2021 (inception) to July 31, 2021

	General Partner Units 1 unit authorized		Limited Partner RD units 11,000,000 units authorized		Limited Partner RA units 3,300,000 units authorized		Limited Partner RCF units 220,000 units authorized		Additional members'	Accumulated
	Units	Amount	Units	Amount	Units	Amount	Units	Amount	equity	deficit	Total
Balance February 5, 2021 (inception)	-	$-	-	$-	-	$-	-	$-	$-	$-	$-
General partner contribution	1	25	-	-	-	-	-	-	875	-	900
Units issued for Hex coin	-	-	2,020	50,500	-	-	-	-	(500)	-	50,000
Beneficial conversion feature on note receivables	-	-	-	-	-	-	-	-	97,041	-	97,041
Net loss	-	-	-	-	-	-	-	-	-	(82,970)	(82,970)
Balance July 31, 2021	1	$25	2,020	$50,500	-	$-	-	$-	$97,416	$(82,970)	$64,971

See accompanying notes to the financial statements.

MAKE A DIFFERENCE VENTURES II, LP

STATEMENTSOF CASH FLOWS

For the period of February 5, 2021 (inception) to July 31, 2021

July 31, 2021
Cash flows from operating activities
Net loss	$(82,970)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of debt discount	13,958
Changes in operating assets and liabilities:
Related party receivable	(1,307)
Prepaid expenses	(4,861)
Accounts payable and accrued expenses	5,023
Accrued interest payable	9,850

Net cash used by operating activities	(60,307)

Cash flows from investing activities
Payments for the deposit on technology	(200,000)
Payments for the purchase of cryptocurrency	(15,000)
Net cash used by investing activities	(215,000)

Cash flows from financing activities
Proceeds from issuance of convertible notes - related party	549,900
Member contributions	900
Net cash provided by financing activities	550,800

Net decrease in cash and cash equivalents	275,493
Cash and cash equivalents, beginning	-
Cash and cash equivalents, ending	$275,493

Supplemental cash flow information:
Cash paid during the period for:
Interest	$-
Income taxes	$-

Noncash transactions
Beneficial conversion feature on note receivable	$97,041
Member contributions of Hex coin for shares	$50,000

See accompanying notes to the financial statements.

NOTE 1 – NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Make a Difference Ventures II LP (“MAD Ventures II” or “the Company”) is a limited partnership organized on February 5, 2021, under the laws of the State of Delaware, and is headquartered in Sandpoint, Idaho.

MAD Ventures II provides a clean energy ESG (Environmental Social Governance) investment platform. They invest in existing and emerging clean energy technologies and projects that have the most significant immediately positive, and sustainable impacts on global GHG emissions. As a part of the Company’s operations, the Company utilizes and maintains HEX coin. See NOTE 3 for additional information.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments considered necessary for a fair presentation have been included. All such adjustments are normal and recurring in nature. The Company’s fiscal year‐end is December 31. The Company’s functional currency is United States Dollars and financial statement presentation is in United States Dollars.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties

The Company is pre‐revenue and has not commenced principal operations. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s plans or failing to profitably operate the business; recessions, downturns, changes in local competition or market conditions; governmental policy changes; or a host of other factors beyond the Company’s control. Any of these adverse conditions could negatively impact the Company’s financial position and results of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents. At July 31, 2021, the Company had no items, other than bank deposits, that would be considered cash equivalents. The Company maintains its cash in bank deposit accounts, that may at times, exceed federal insured limits. No losses have been recognized as a result of these excess amounts.

Intangibles

The Company currently holds HEX tokens (a cryptocurrency) primarily for the purposes of capital appreciation. These tokens held were receipted as contributions in exchange for partnership interests and purchased by the Company during the current period, and in the future, may be used for certain payments, distributions or sold. Hex tokens are recorded at cost pursuant to FASB ASC 350‐30‐35 and classified as indefinite‐lived intangible assets and are therefore not subject to amortization. The Company tests each tranche of HEX for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment was recognized during the period ended as of July 31, 2021.

Advertising costs

The Company’s advertising costs are expensed as incurred. During the period ended July 31, 2021, the Company recognized $6,251 in advertising costs recorded under the heading ‘Advertising & marketing’ in the Statement of Operations.

Income Taxes

The Company is a limited partnership for federal and state income tax purposes. The Company’s taxable income or loss is allocated to its members in accordance with their respective percentage of ownership. Therefore, no provision or liability for income taxes has been included in the accompanying financial statements. The Company files income tax returns in the U.S. federal jurisdiction and the Idaho State jurisdictions, as applicable. As the Company has not yet completed a fiscal year end, no tax returns have been filed. Tax returns filed with the Internal Revenue Service (“IRS”) are subject to statute of limitation of three years from the date of the return.

Recent Accounting Pronouncements

Update 2021‐04 – Earnings Per Share (Topic 260), Debt— Modifications and Extinguishments (Subtopic 470‐50), Compensation—Stock Compensation (Topic 718), and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815‐40): The amendments in this Update are effective for all entities for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. This is not expected to have a material effect on the financial statements.

Update 2021‐03—Intangibles—Goodwill And Other (Topic 350): Accounting Alternative For Evaluating Triggering Events. The amendments in this Update are effective on a prospective basis for fiscal years beginning after December 15, 2019. Early adoption is permitted for both interim and annual financial statements that have not yet been issued or made available for issuance as of March 30, 2021. This is not expected to have a material effect on the financial statements.

Update 2021‐01—Reference Rate Reform (Topic 848): An entity may elect to apply the amendments in this Update on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020.

Update 2020‐06—Debt—Debt with Conversion and Other Options (Subtopic 470‐20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815‐40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity. We do not expect any material impact on our financials because of the adoption of this update.

The Company has no expectation that any of these items will have a material effect upon the financial statements. No other recently issued accounting pronouncements are expected to have a significant impact on the Company’s financial statements.

Subsequent Events

The Company has evaluated subsequent events through September 29, 2021, the date these financial statements were available to be issued and noted the below for disclosure.

On August 10, 2021, the Company issued 2,020 Limited Partner RD units to an investor at $25.00 per unit (effective price of $24.75 per unit after bonus units) for total cash consideration of $50,000.

On August 11, 2021, the Company issued 4,247 Limited Partner RD units to an investor at $25.00 per unit (effective price of $24.76 per unit after bonus units) for total cash consideration of $105,175.

On August 31, 2021, Make a Difference Ventures GP, on behalf of Make a Difference Ventures II, LP, formed John Galt Power, LLC, (“JGP”) a Delaware limited liability company, for purposes of housing a project to build a 15Kw generator with a contractor. As such, Make a Difference Ventures, II, LP, contributed $85 and Contractor contributed $15 to JGP, for 85% and 15% ownership, respectively.

On August 23, 2021, the Company issued 2,020 Common units to an investor at $24.75 per unit for total cash consideration of $50,000.

On August 31, 2021, John Galt Power, LLC, entered into a Professional Services Agreement with a contractor to design a prototype generator capable of generating 15Kw for consideration of $150,000 and a term of one year. As of August 31, 2021, $100,000 of the consideration had been paid directly by Make a Difference Ventures II, LP.

On September 13, 2021, the Company issued a $500,000 convertible promissory note to a limited partner at 6% interest per annum due on September 13, 2022, convertible at $22.50 per Limited Partner RD unit at the option of the holder.

On September 13, 2021, the Company issued a $2,300,000 convertible promissory note to a limited partner at 6% interest per annum due on September 13, 2022, convertible at $22.50 per Limited Partner RD unit at the option of the holder.

On September 14, 2021, the Company (licensee) entered into a license agreement to license certain Technology. The Technology continues to be in development by the Technology Company (licensor). The two Companies entered into a letter of intent on April 13, 2021 wherein the Company paid as a deposit $200,000 to the Technology company for a six month exclusivity period and will also be credited towards any royalties to be paid by Licensee to Licensor under the License and the overall $25,000,000 license issuance fee.

The licensed technology shall mean:

i.“TEL Technology”, a certain software system known as “TEL” that is being developed by the Licensor

ii.“TEL Networking” a wireless or wireline transmission of data or energy using TEL

iii.“TEL Device” a hardware and/or software component capable of communicating over a network with TEL, and

iv.“TEL Device Operation”, meaning accessing, operating, communicating with, controlling, monitoring, and running applications with a TEL Device.

In each instance items (i) through (iv) above shall include all rights covered by any patents (or other intellectual property) held by the Technology company and all future improvements and enhancements thereto.

The Company shall pay to the Technology company a non‐refundable license fee of $25,000,000 (the “License Issuance Fee”) in accordance with certain milestones.

The following milestones with their respective payments, the total of which shall be $24,800,000 shall begin upon the date of the execution of the license agreement:

•Upon the date of execution of the license agreement: $2,800,000. This deposit was paid on September 14, 2021.

•Detailed concept design of TEL technology, to be completed within six months from the date of execution of license agreement: $4,000,000.

•TEL architecture in detail with key software team in place, to be completed within 12 months from the date of execution of license agreement: $8,000,000.

•TEL alpha code demonstrates alpha‐level capability of TEL technology, to be completed within 24 months from the date of execution of license agreement: $10,000,000.

The Licensee shall use commercially reasonable efforts and shall cause its sublicensees to use commercially reasonable efforts: (a) to develop Licensed Products; (b) to introduce Licensed Products into the commercial market; and (c) to market Licensed Products following such introduction into the market. If the License believes that it will not achieve a development milestone, it may notify Licensor in writing in advance of the relevant deadline. The Licensee shall include with such notice (a) a reasonable explanation of the reasons for such failure (and lack of finances will not constitute reasonable basis for such failure) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone. If Licensee so notifies Licensor, but fails to provide Licensor with both an explanation and plan, then Licensee will have an additional 30 days or until the original deadline of the relevant development milestone, whichever is later, to meet such milestone. Licensee’s failure to do so shall constitute a material breach of the agreement and Licensor shall have the right to terminate the agreement. Upon expiration or termination of the agreement by either party, the rights and licenses granted to Licensee shall terminate, all rights in and to the Licensed Products will revert to Licensor and neither Licensee nor its Affiliates may make any further use or exploitation of the Licensed Products.

The Company shall also pay the Technology company a royalty of 15% of all revenues derived from Licensee’s use of the TEL License. The royalty shall be calculated from all revenues actually collected and shall be paid quarterly at 60 days after each quarter and starting from after delivery of commercial TEL Technology to the Company. Further, the Company shall have a seat on the Board of Directors of the Technology company subject to certain terms and conditions. The term of the license agreement shall be in full force and effect for ten years unless earlier terminated. The parties’ respective rights, obligations and duties under license agreement, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, Licensee’s obligations with respect to Sublicenses granted prior to expiration or termination of the Agreement shall survive such expiration or termination.

The license grant rants to Licensee (i) an exclusive, worldwide, royalty‐bearing license under Licensor’s interest in the TEL Technology solely to develop, make, have made, offer for sale, sell, have sold, import, export, distribute, rent or lease Licensed Products, solely for use within the Power Field of Use and Industrial Control Field of Use. The Licensee will also be entitled to grant sublicenses to third parties under the license.

The licensed technology shall mean:

v.“TEL Technology”, a certain software system known as “TEL” that is being developed by the Licensor

vi.“TEL Networking” a wireless or wireline transmission of data or energy using TEL

vii.“TEL Device” a hardware and/or software component capable of communicating over a network with TEL, and

viii.“TEL Device Operation”, meaning accessing, operating, communicating with, controlling, monitoring, and running applications with a TEL Device.

In each instance items (i) through (iv) above shall include all rights covered by any patents (or other intellectual property) held by the Technology company and all future improvements and enhancements thereto.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business.

The Company has incurred losses from inception of approximately $82,970 which, among other factors, raises substantial doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon management's plans to raise additional capital from the issuance of debt or membership units, its ability to commence profitable sales of its flagship product and services, and its ability to generate positive operational cash flow.

Management has determined, based on its recent history and its liquidity issues that it is not probable that management’s plan will sufficiently alleviate or mitigate, to a sufficient level, the relevant conditions or events noted above. Accordingly, the management of the Company has concluded that there is substantial doubt about the Company’s ability to continue as a going concern within one year after the issuance date of these financial statements.

There can be no assurance that the Company will be able to achieve or maintain cash‐flow‐positive operating results. If the Company is unable to generate adequate funds from operations or raise sufficient additional funds, the Company may not be able to repay its existing debt, continue to develop its product, respond to competitive pressures or fund its operations. As a result, the Company may be required to significantly reduce, reorganize, discontinue or shut down its operations. The financial statements do not include any adjustments that might result from this uncertainty.

NOTE 3 – COMMITMENTS AND CONTINGENCIES

Litigation

The Company accrues for loss contingences associated with outstanding litigation, claims and assessments for which management has determined it is probably that a loss contingency exists, and the amount of loss can be reasonably estimated. Costs for professional services associated with litigation claims are expensed as incurred. As of July 31, 2021, the Company has not accrued or incurred any amounts for litigation matters.

Contingencies

A novel strain of coronavirus, or COVID‐19, has spread throughout Asia, Europe, and the United States, and has been declared to be a pandemic by the World Health Organization. Our business plans have not been significantly impacted by the COVID‐19 outbreak. However, we cannot at this time predict the specific extend, duration, or full impact that the COVID‐19 outbreak will have on our financial condition, operations, and business plans for 2021. Our operations have adapted social distancing and cleanliness standards and we may experience delays in anticipated timelines and milestones.

HEX Cryptocurrency

Cryptocurrencies are generally controllable only by the possessor of the unique private key relating to the digital wallet in which the digital assets are held. While blockchain protocols typically require public addresses to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the digital assets held in such a wallet. To the extent that any of the private keys relating to wallets containing digital assets held for our own account are lost, destroyed, or otherwise compromised or unavailable, and no backup of the private key is accessible, we will be unable to access the digital assets held in the related wallet. Further, we cannot provide assurance that our HEX wallet will not be hacked or compromised. Cryptocurrency and blockchain technologies have been, and may in the future be, subject to security breaches, hacking, or other malicious activities. Any loss of private keys relating to, or hack or other compromise of, digital wallets used to store our cryptocurrency could result in financial losses.

NOTE 4 – RELATED PARTY TRANSACTIONS

During the period ended July 31, 2021, the Company transferred money to Make A Difference Ventures GP, LLC (“MAD GP”) to reimburse for expense paid on behalf of the Company. As of July 31, 2021, the amount of the receivable is $1,307, and is recorded under ‘Related party receivable’ on the balance sheet.

During the period ended July 31, 2021, three Directors of the Company, contributed a total of $900, on behalf of MAD GP for one General Partner Unit. All management powers over the business and affairs of the Partnership shall be vested in MAD GP, and the General Partner shall have the power and authority to do all things deemed necessary or desirable by it in the conduct of the business of the Partnership without the need for approval by or any other authorization or consent from the Limited Partners.

On April 13, 2021, the Company issued a $549,900 convertible note to MAD I LP at an interest rate of 6% with a maturity date of April 13, 2023. As of July 31, 2021, the Company has an outstanding principal and interest owed to MAD I LP of $549,900 and $9,850, respectively.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

See NOTE 4– RELATED PARTY TRANSACTIONS for terms of the convertible note issued on April 13, 2021. As of July 31, 2021, the Company calculated the total intrinsic value of the beneficial conversion feature to be $97,041, which is to be amortized at $3,988 per month until the maturity date of April 13, 2023. The note is convertible into 25,878 shares upon conversion at $21.25. As such, the Company records a discount of $83,083 from the beneficial conversion feature on the loan, which consists of $47,856 current portion and $35,227 long‐term portion as of period end. As of July 31, 2021, the Company also recorded $13,958 in financing fees on the Statement of Operations from the amortization of debt discount.

NOTE 6 – INTANGIBLE ASSETS

Intangible assets consist of the following as of July 31:

	2021	2018
Cryptocurrency	$65,000	$-
Accumulated amortization	-
Intangible assets, net	$65,000	$-

The Company considers their intangible assets to have an indefinite life pursuant to ASC 350 and did not record amortization expense as of July 31, 2021.

NOTE 7 – MEMBERS’ EQUITY

The Company has two classes of membership units: General Partner units and Limited Partner Units. The Limited Partner Units are further broken out into three different classes as discussed below.

The Partnership is offering limited partnership interests (the “Interests”) through three offerings to potential investors (the “Limited Partners” and, collectively with the General Partner, the “Partners”) in exchange for capital contributions to the Partnership (“Capital Contributions”) of up to $363,000,000 in the aggregate. The General Partner shall own, in a single General Partner Unit, one percent (1%) of the Partnership. The General Partner retains the right to accept Capital Contributions in excess of this amount, but in no event greater than $413,000,000 without the prior approval of a majority of the Interests. The partnership interests of the Partners in the Partnership shall be issued in unit increments (each, a “Unit”). Each Unit shall bear a Capital Contribution Valuation of twenty‐five dollars ($25.00). The Partnership is authorized to issue three classes of Units to be designated Class RD, Class RA, and Class RCF Units. The Units will not be represented by certificates but will be recorded on the Partnership’s books and records. Units may be tokenized and issued electronically via blockchain technology or any other form of similar issuance which may in the future become technologically and legally available. The minimum Capital Contribution of a Limited Partner for RD shall be $25,000, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The minimum Capital Contribution of a Limited Partner for the RA shall be $2,000 subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The minimum Capital Contribution of a Limited Partner for the RCF class shall be $500, subject in each case to acceptance of a lesser amount by the General Partner in its sole and exclusive discretion. The General Partner may, in its sole and exclusive discretion, reject any subscription that is tendered.

•Class RD Units: Class RD Units shall be issued at a price per Unit as determined from time to time in good faith by the General Partner. As of the Effective Date, there shall be 11,000,000 Units at a Capital Contribution Valuation and purchase price of $25.00 per Unit. Additional RD Units may be issued at such times and on such terms as determined by the General Partner in its sole discretion not to exceed a total of 13,000,000 such units without the prior approval of a majority of the Interests. The General Partner may determine not to sell all RD Units if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

•Class RA Units: Class RA Units shall be issued at a price per Unit as determined from time to time in good faith by the General Partner. As of the Effective Date, there shall be 3,300,000 RA Units at a Capital Contribution Valuation and purchase price of $25.00 per Unit. Additional RA Units may be issued at such times and on such terms as determined by the General Partner in its sole discretion not to exceed a total of 3,300,000 such units without the prior approval of a majority of the Interests. The General Partner may determine not to sell all RA Units if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

•Class RCF Common Units: Class RCF Common Units shall be issued at a price per Unit as determined from time to time in good faith by the General Partner. As of the Effective Date, there shall be 220,000 Common Units at a Capital Contribution Valuation and purchase price of $25.00 per Common Unit. Additional Common Units may be issued at such times and on such terms as determined by the General Partner in its sole discretion not to exceed a total of 220,000 such units without the prior approval of a majority of the Interests. The General Partner may determine not to sell all Common Units if the General Partner concludes, in its sole and exclusive discretion, that it is in the best interest of the Partnership not to do so.

•Investment Purpose. The Partners represent that the Units are being acquired for investment and not with a view toward the distribution thereof.

Units may be issued at such times and on such terms, including free of charge, as determined by the General Partner in its sole and exclusive discretion, including as an incentive to employees of the Partnership, but under no circumstances shall the number of Units issued exceed the limits set forth above without the prior approval of a majority of the Interests. Issuance of Units under this section may only be made for reasons that are in the best interest of the Partnership as determined by the General Partner in its sole and exclusive discretion. The General Partner may not, however, issue Units under this section to itself or any of its owners or affiliates.

As noted in the Company’s Limited Partnership Agreement, these classes of membership units have similar rights and privileges, except as follows:

•The General Partner shall have the right to determine the distribution of Profits to the Partnership. All distributions shall be distributed among the Partners in the following order and priority:

•first, among all Partners in proportion to their respective Capital Percentages until each Partner has received cumulative distributions equal to its aggregate Capital Contribution Valuation, at which time an annual distribution period shall be established by the General Partner; and

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of less than five percent (5%) to the Partners, (x) zero percent 0% to the General Partner and (y) one hundred percent 100% to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between five percent (5%) and less than eight percent (8%) to the Partners, (x) five percent (5%) to the General Partner and (y) ninety‐five percent (95%) to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between eight percent (8%) and less than ten percent (10%) to the Partners, (x) ten percent (10%) to the General Partner and (y) ninety (90%) to the Partners in proportion to their respective Capital Percentages; or thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between ten percent (10%) and less than twelve percent (12%) to the Partners, (x) fifteen percent (15%) to the General Partner and (y) eighty‐five (85%) to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between twelve percent (12%) and less than fifteen percent (15%) to the Partners, (x) twenty percent (20%) to the General Partner and (y) eighty percent (80%) to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between fifteen percent (15%) and less than twenty five percent (25%) to the Partners, (x) twenty five percent (25%) to the General Partner and (y) seventy five percent (75%) to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between twenty five percent (25%) and less than thirty five percent (35%) to the Partners, (x) thirty five percent (35%) to the General Partner and (y) sixty five percent (65%) to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of between thirty five percent (35%) and less than fifty percent (50%) to the Partners, (x) forty five percent (45%) to the General Partner and (y) fifty five percent (55%) to the Partners in proportion to their respective Capital Percentages; or

•thereafter, for each annual distribution period, in the event that the Profits distributed represent a return of greater than fifty percent (50%) to the Partners, all returns in excess of fifty percent (50%) shall be distributed (x) fifty percent (50%) to the General Partner and (y) fifty percent (50%) to the Partners in proportion to their respective Capital Percentages.

During the period ended July 31, 2021, the Company issued one General Partner Unit for a $900 contribution and 2,020 Limited Partner RD units for $50,000 in HEX.

Exhibit Number	Description
1.1	Placement Agent Agreement
2.1	Certificate of Formation of Make a Difference Ventures II Limited Partnership
2.2	Form of Limited Partnership Agreement
4.1	Form of Subscription Agreement
8.2	Transfer Agent Agreement
10.1	Framework Agreement
10.2	John Galt Power LLC Operating Agreement
10.3	Professional Services Agreement
10.4	$500,000 Convertible Promissory Note dated September 13, 2021
10.5	$2,300,000 Convertible Promissory Note dated September 13, 2021
10.6	License Agreement
11.1	Consent of Carman Lehnhof Israelsen LLP (contained in Exhibit 12.1)
11.2	Consent of Independent Auditors
12.1	Opinion of Carman Lehnhof Israelsen LLP as to the legality of the securities to be qualified
13.1	Testing the Water Materials

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sandpoint, State of Idaho on December 23, 2021.

MAKE A DIFFERENCE VENTURES II LIMITED PARTNERSHIP

By:	MAKE A DIFFERENCE, GP
Its:	General Partner

By:	/s/ Georg R. Wentz
Name:
Title:

Pursuant to the requirements of the Securities Act of 1933, this Offering Circular has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ George R. Wentz	Chief Executive Officer (Principal Executive Officer) and Managing Director of General Partner	December 23, 2021

/s/ Steve Youngdahl	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Managing Director of General Partner	December 23, 2021
/s/ Walt Teter	Managing Director of General Partner	December 23, 2021